UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

STFC®

STATE AUTO FINANCIAL CORPORATION
NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Friday, May 10, 2019, at 11:00 a.m., local time

Place: State Auto Financial Corporation's principal executive offices, 518 East Broad Street, Columbus, Ohio 43215

Items of Business: At the 2019 Annual Meeting of Shareholders, shareholders will consider and vote on the following matters:

1.	Election of two Class I directors, each to hold office for a three-year term and in each case until a successor is elected and qualified;

2.	A proposal to amend a material term of the Company's 1991 Employee Stock Purchase and Dividend Reinvestment Plan;

3.	Ratification of the selection of Ernst & Young LLP as State Auto Financial Corporation's independent registered public accounting firm for 2019;

4.	Non-binding and advisory vote on the compensation of State Auto Financial Corporation's Named Executive Officers as disclosed in the Proxy Statement for the 2019 Annual Meeting of Shareholders; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Record Date: State Auto Financial Corporation shareholders as of the close of business on March 15, 2019, will be entitled to vote at the 2019 Annual Meeting of Shareholders and any adjournment of the meeting.
Delivery of Proxy Materials: We will first mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 22, 2019. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.
Voting: Your vote is very important to us. We hope you will attend the 2019 Annual Meeting of Shareholders in person. Whether or not you attend in person, please, as soon as possible, indicate your voting instructions by telephone, via the Internet or by mailing your signed proxy card in the enclosed return envelope, which requires no postage, if the Proxy Statement was mailed to you. If you attend the meeting and wish to vote, you may withdraw any previously-voted proxy.

By Order of the Board of Directors

MELISSA A. CENTERS
Secretary

Dated: March 22, 2019

PROXY STATEMENT TABLE OF CONTENTS

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STATE AUTO FINANCIAL CORPORATION
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. Defined terms used in this summary have the meanings given to such terms elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider in voting your common shares, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding State Auto Financial Corporation's ("STFC" or "the Company") performance for the fiscal year ended December 31, 2018 ("2018 fiscal year"), please review the Company's Annual Report on Form 10-K for the 2018 fiscal year.

2019 ANNUAL MEETING OF SHAREHOLDERS
Date and Time May 10, 2019, 11:00 a.m. local time	Place 518 East Broad Street Columbus, Ohio 43215	Record Date You may vote if you were a shareholder of record at the close of business on March 15, 2019

VOTING MATTERS AND BOARD RECOMMENDATIONS
The following table summarizes the proposals to be voted upon at the 2019 Annual Meeting of Shareholders and the Board's recommendations with respect to each proposal.

Proposal		Board Vote Recommendation	Page Reference (for more detail)
Proposal 1	Election of Directors	FOR each Nominee	11
Proposal 2	Amend a Material Term of the Company's 1991 Employee Stock Purchase and Dividend Reinvestment Plan	FOR	16
Proposal 3	Ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm	FOR	19
Proposal 4	Advisory Vote to Approve Compensation of Company's Named Executive Officers	FOR	20
Our Board of Directors is not aware of any matter that will be presented for a vote at the 2019 Annual Meeting of Shareholders other than those shown above.
State Automobile Mutual Insurance Company ("State Auto Mutual") owns approximately 59.9% of the outstanding common shares of STFC. State Auto Mutual has expressed an intention to vote FOR each of the voting matters listed above.

CASTING YOUR VOTE

How to Vote
: Internet	Visit the applicable voting website (www.proxyvote.com) until 11:59 p.m. Eastern Standard Time on May 9, 2019.
( Telephone	Within the United States, United States Territories and Canada, call 1-800-690-6903 until 11:59 p.m. Eastern Standard Time on May 9, 2019.
, Mail	Complete, sign, date and return your proxy card or voting instruction form in the self-addressed envelope provided. Documents returned by mail must be received by May 9, 2019.
? In Person	Attend the 2019 Annual Meeting of Shareholders.

DIRECTOR NOMINEES
You are being asked to vote on the following two nominees for director. Information about their experience, qualifications and skills can be found below at "Backgrounds of Class I Director Nominees (Terms expiring in 2022)."

Name	Age	STFC Director Since	Principal Occupation	Independent Yes No	Current Committee Memberships*	Other Public Company Boards
Robert E. Baker	72	2007	Executive Vice President of DHR International, Inc.	✓	Audit and Comp	None
Kym M. Hubbard	61	2016	Retired	✓	Audit, Comp, Indep and I&F	None

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee; I&F = Investment and Finance Committee.

DIRECTORS CONTINUING IN OFFICE

Name	Age	STFC Director Since	Principal Occupation	Independent Yes No	Current Committee Memberships*	Other Public Company Boards
Michael J. Fiorile	64	2015	Chairman, President and Chief Executive Officer of The Dispatch Printing Co.	✓	N&G and Risk	Beasley Broadcast Group, Inc.
Michael E. LaRocco	62	2015	Chairman, President and Chief Executive Officer of STFC	✓	I&F	None
Eileen A. Mallesch	63	2010	Retired	✓	Audit, Comp, and Indep	Brighthouse Financial, Fifth Third Bancorp and Libbey Inc.
David R. Meuse Lead Director	73	2006	Senior Advisor of Stonehenge Partners, Inc.	✓	Audit, Indep and I&F	None
Setareh Pouraghabagher	48	2017	Faculty at California Polytechnic State University's Orfalea College of Business	✓	Audit, Indep, N&G and Risk	None
S. Elaine Roberts	66	2002	Retired	✓	Comp, Indep, N&G and Risk	None

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee; I&F = Investment and Finance Committee; N&G = Nominating and Governance Committee; Risk = Risk Committee

CORPORATE GOVERNANCE HIGHLIGHTS

▪	7 of our 8 directors are independent	▪	Independent Lead Director	▪	Policy prohibiting hedging of Company shares
▪	Audit Committee is comprised only of independent directors	▪	All current directors own Company common shares or restricted share units	▪	No shareholder rights plan or "poison pill"
▪	Compensation Committee is comprised only of independent directors	▪	Annual Board and Committee self-evaluations	▪	Majority voting policy for incumbent directors
▪	Nominating and Governance Committee is comprised only of independent directors	▪	Stock ownership guidelines for directors and executive officers	▪	Restrictions on pledging Company shares by directors and executive officers
▪	Risk Committee is comprised only of independent directors	▪	Annual advisory vote on executive compensation	▪	Mandatory retirement age for directors
▪	Compensation "clawback" obligations imposed on Named Executive Officers	▪	Over 98% average Board and Committee meeting attendance in 2018	▪	No super majority vote of shareholders to approve amendments to charters or bylaws (approved by two-thirds of the Board)
▪	Board participation in executive succession planning	▪	4 of our 8 directors are women	▪	Risk oversight by full Board and committees

2018 BUSINESS SUMMARY
Our 2018 results (on a GAAP basis unless otherwise noted) include:

▪	Pre-tax income of $12.9 million versus $35.0 million in 2017. 2018 pre-tax results included $57.4 of net unrealized loss on investments.	▪	Net written premium of $1,210.3 million, which represented a 4.7% decrease compared to 2017.	▪
Net income of $12.8 million, which represented an increase of $30.6 million from 2017. 2017 results included a provisional net charge of $43.5 million due to the revaluation of our deferred tax assets.

▪	Stock price increased approximately 17% from December 31, 2017, to December 31, 2018.	▪	Combined ratio of 100.6%, which represented a 7.1 point improvement compared to 2017.	▪	Dividends paid per share of $0.40.
▪	Net investment income of $84.9 million, which represented a 7.7% increase compared to 2017.	▪	Statutory personal insurance segment combined ratio of 97.0%, which represented a 5.4 point improvement compared to 2017.	▪	Book value per share of $18.91 at December 31, 2018, which represented a decrease of $0.77 per share from December 31, 2017.
▪	Favorable development of prior accident year losses and loss expenses of $80.2 million compared to $46.6 million in 2017.	▪	Statutory commercial insurance segment combined ratio of 101.2%, which represented a 1.4 point improvement compared to 2017.	▪	Return on average equity of 1.5%, which represented a 3.6 point increase compared to 2017.

IMPACT OF STATE AUTO GROUP ON 2018 COMPENSATION OF NEOs
Because our Named Executive Officers ("NEOs") perform services for the Company, State Auto Mutual and other members of the State Auto Group1, we generally allocated the compensation expenses in 2018 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates.

2018 EXECUTIVE COMPENSATION HIGHLIGHTS

•
Base Salary. The Compensation Committee increased the salaries of our NEOs by an average of 9.1% in March of 2018 based on: (i) an evaluation of each individual's skills, experience, performance and strategic importance to the State Auto Group; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company's overall merit increase budget and policies.

•
Short-Term Cash Compensation. The payout under the State Auto Financial Corporation One Team Incentive Plan ("OTIP") for 2018 as a percentage of the target bonus (where the target percentage equals 100%) was 150% for each of the NEOs as a result of the achievement by the personal and commercial segments of the State Auto Group in 2018 of a combined ratio (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of 98.8% and net written premium growth (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of 12.5%.

•
Long-Term Incentive Compensation. In 2018, we awarded performance units and cash-based performance award units ("PAUs") to our NEOs under the State Auto Financial Corporation 2017 Long-Term Incentive Plan ("2017 Long-Term Incentive Plan"). The performance units and performance award units ("PAUs") will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2018, through December 31, 2020, based on the combined ratio (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and net written premium growth (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period.

•
Retention Equity Awards. In 2018, retention equity awards were granted under the 2017 Long-Term Incentive Plan to our NEOs in the form of time-based restricted common shares, to Messrs. English, Garland, Tacchetti and Stachura in the form of performance-based restricted common shares and to Mr. LaRocco in the form of time-based and performance-based deferred stock units pursuant to his employment agreement. The time-based restricted common shares that were granted to all of our NEOs will vest equally in one-third increments over a three-year period beginning on December 31, 2018. The 10,000 additional time-based restricted common shares that were granted to each of Messrs. English, Garland, Tacchetti and Stachura will vest equally in one-quarter increments over a four-year period beginning on December 31, 2018. The performance-based restricted common shares will vest equally in one-quarter increments beginning on the first anniversary of the grant date based upon our achievement of the performance goals applicable to our annual performance bonus program (OTIP) for the immediately preceding calendar year. The time-based deferred stock units will vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date. The performance-based deferred stock units will vest and be earned, if at all, based on the combined ratio (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018, through March 1, 2021.

Based on the approval of the "say-on-pay" vote at our 2018 Annual Meeting of Shareholders (by more than 99% of the votes cast), the Compensation Committee did not make any changes to our executive compensation program as a result of the 2018 "say-on-pay" vote.
1 The State Auto Group refers to (1) the insurance subsidiaries of State Auto Financial Corporation: State Auto Property & Casualty Insurance Company ("State Auto P&C"), Milbank Insurance Company ("Milbank") and State Auto Insurance Company of Ohio ("SAOH") and to (2) State Automobile Mutual Insurance Company ("State Auto Mutual") and its insurance subsidiaries and affiliates: State Auto Insurance Company of Wisconsin ("SAWI"), Meridian Security Insurance Company ("Meridian"), Patrons Mutual Insurance Company of Connecticut ("Patrons"), Rockhill Insurance Company ("RIC"), Plaza Insurance Company ("Plaza"), American Compensation Insurance Company ("ACIC") and Bloomington Compensation Insurance Company ("BCIC").

PRIMARY COMPONENTS OF OUR 2018 EXECUTIVE COMPENSATION PROGRAM

Component	Form	Key Features
Base Salary	Cash
Intended to attract and retain top-caliber executives.
Generally based on the median level of base salary for the executive in our competitive market, but may vary based on the executive's scope of responsibility or unique skills or expertise.

Short-Term Incentive	Cash
Intended to: (i) provide incentives and rewards to executives who achieve performance goals and strategic objectives that significantly contribute to long-term profitable growth; (ii) focus executives on the key measures we believe will drive superior performance and increase shareholder value over the long term; and (iii) assist us in recruiting and retaining highly talented executives by providing competitive total rewards.

Payouts determined based on the net written premium growth and combined ratio of the personal and commercial segments of the State Auto Group over a one-year performance period.

Payouts range from 0% of target payout, if we fail to meet the minimum performance goals for both of the performance measures, to 300% of target payout, if we achieve the maximum performance goals for both of the performance measures.

Performance Award Units ("PAUs")	Cash
Intended to: (i) effectively incentivize our executives by providing significant upside potential to our executives if they deliver sustained exceptional results; (ii) focus our executives on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; (iii) be consistent with structure of the OTIP performance bonus awards, the performance unit awards and the performance-based restricted stock awards, which the Compensation Committee believes will solidify our One Team structure; and (iv) align pay and performance. PAUs also serve the purpose of limiting shareholder dilution as they are paid in cash.

Payouts determined based on the net written premium growth and combined ratio of the personal and commercial segments of the State Auto Group over a three-year performance period.

Payouts range from 0% of target payout, if we fail to meet the minimum performance goals for both of the performance measures, to 500% of target payout, if we achieve the maximum performance goals for both of the performance measures.

Represented 50% of the total long-term incentive opportunity awarded to each executive in 2018.

Performance Units	Equity
Intended to: (i) effectively incentivize our executives by providing significant upside potential to our executives if they deliver sustained exceptional results; (ii) focus our executives on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; (iii) be consistent with structure of the OTIP performance bonus awards, the PAU awards and the performance-based restricted stock awards, which the Compensation Committee believes will solidify our One Team structure; and (iv) align pay and performance.

Payouts determined based on the net written premium growth and combined ratio of the personal and commercial segments of the State Auto Group over a three-year performance period.

Payouts range from zero performance units, if we fail to meet the minimum performance goals for both of the performance measures, to 500% of the target number of performance units, if we achieve the maximum performance goals for both of the performance measures.

Represented 50% of the total long-term incentive opportunity awarded to each executive in 2018.

Retention Equity Awards	Equity
Intended to retain top-caliber executives.

The retention equity awards made in 2018 consisted of time-based and performance-based restricted common shares granted to the NEOs and time-based and performance-based deferred stock units granted to Mr. LaRocco.

10,000 of the time-based restricted common shares awarded to each of Messrs. English, Garland, Tacchetti and Stachura in 2018 vest equally in one-quarter increments over a four-year period beginning on December 31, 2018. The remaining time-based restricted common shares awarded to our NEOs in 2018 vest equally in one-third increments over a three-year period beginning on December 31, 2018.

The performance-based restricted common shares will vest equally in one-quarter increments beginning on the first anniversary of the grant date based upon our achievement of the performance goals applicable to our annual performance bonus program (OTIP) for the immediately preceding calendar year.

The time-based deferred stock units will vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date.

The performance-based deferred stock units will vest and be earned, if at all, based on the combined ratio of the personal and commercial segments of the State Auto Group during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018, through March 1, 2021.

Perquisites	Cash; Benefits	Intended to attract and retain top-caliber executives. Are limited in value and participation.
The portion of the performance-based compensation awarded to our NEOs for 2018 performance is determined by the results we and the State Auto Group achieve with respect to certain financial measures. See the "Compensation Discussion and Analysis" section of this Proxy Statement below for more information regarding our executive compensation program and the performance-based compensation awarded to our NEOs in 2018.

QUESTIONS AND ANSWERS ABOUT THE
2019 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did I Receive a Notice of Internet Availability of Proxy Materials in the Mail Instead of a Full Set of Printed Proxy Materials?
Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are making our proxy materials available to our shareholders electronically via the Internet. On or about March 22, 2019, we will mail the Notice of Internet Availability of Proxy Materials to our shareholders who held shares at the close of business on the record date, other than those shareholders who previously requested paper delivery of communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic version of our proxy materials, including this Proxy Statement and our 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the 2018 fiscal year. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of this Proxy Statement, including a form of proxy. We believe this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Why Did I Receive These Proxy Materials?
You received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the 2019 Annual Meeting of the Shareholders (the "Annual Meeting"). This Proxy Statement contains information we are required to provide to you under the SEC rules and is intended to assist you in making an informed vote.
All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the completion of voting at the Annual Meeting.

What is a Proxy?
A proxy is your legal designation of another person to vote the stock you own. The Board of Directors has designated Michael E. LaRocco and, in the event he is unable to act, Melissa A. Centers and Steven E. English to act as the proxy for the Annual Meeting.

What is the Record Date?
The record date for the Annual Meeting is March 15, 2019 (the "Record Date"). The Record Date is established by the Board of Directors as required by Ohio law. Only shareholders of record at the close of business on the Record Date are entitled to: (a) receive notice of the Annual Meeting and (b) vote at the Annual Meeting and at any adjournment of the meeting.
Each shareholder of record on the Record Date is entitled to one vote for each common share held. On the Record Date, there were 43,348,420 common shares outstanding.

What is the Difference Between a Shareholder of Record and a Shareholder Who Holds Common Shares in Street Name?
If your common shares are registered in your name with the Company's transfer agent, you are considered a "shareholder of record" of those shares. Alternatively, if your common shares are held for you in the name of your broker, bank or other similar organization, your shares are held in "street name." If your shares are held in "street name," you are the beneficial owner of those shares and the organization is the "shareholder of record," not you.
It is important that you vote your shares if you are a shareholder of record and, if you hold shares in street name, you provide appropriate voting instructions to your broker, bank or other similar institutions as discussed in the answer below to "Will My Shares Be Voted if I Do Not Provide My Proxy or Voting Instructions?"

What Are the Different Methods I Can Use to Vote My Common Shares?
By Telephone or Internet: All shareholders of record may vote their common shares by telephone (within the United States, U.S. territories and Canada, there is no charge for the call) or by the Internet, using the procedures and instructions described in the proxy card and other enclosures. Street name holders may vote by telephone or the Internet, if their brokers, bankers or other similar institutions make those methods available. If that is the case, each broker, bank or other similar institution will enclose instructions with the proxy card.
In Writing: All shareholders may vote by mailing their completed and signed proxy card (in the case of shareholders of record) or their completed and signed voting instruction form (in case of street name holders).
In Person: All shareholders of record may vote in person at the Annual Meeting. Street name holders must obtain a legal proxy from their broker, bank or other similar institution and bring the legal proxy to the Annual Meeting in order to vote in person.
See also "Proxy Statement Summary—Casting Your Vote" for more information.

Are Votes Confidential?
It is our long-standing practice to hold the votes of each shareholder in confidence from directors, officers and associates, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to the Company; or (d) to allow the inspectors of election to certify the results of the vote.

Who Will Count the Votes Cast at the Annual Meeting?
The Company will appoint one or more inspectors of election to serve at the Annual Meeting. The inspectors of election for the Annual Meeting will determine the number of votes cast by holders of common shares for all matters. Preliminary voting results will be announced at the Annual Meeting, if practicable, and final results will be announced when certified by the inspectors of election.

How Can I Find the Voting Results of the Annual Meeting?
We will include the voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the inspectors of election have not certified the results by the time the original Current Report on Form 8-K is filed.

What Happens if I Do Not Specify a Choice For a Matter When Returning A Proxy?
Shareholders should specify their voting choice for each matter on the accompanying proxy card. If you sign and return your proxy card, yet do not make a specific choice for one or more matters, unvoted matters will be voted (1) "FOR" the election of the nominees listed in this proxy statement as Class I directors; (2)"FOR" the amendment of the Company's 1991 Employee Stock Purchase and Dividend Reinvestment Plan; (3) "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2019; and (4) "FOR" the approval of the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.

What Does it Mean if I Receive More Than One Proxy Card?
It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of the shares represented by each proxy card. We recommend you contact your broker or our transfer agent to consolidate as many accounts as possible under the same address. Our transfer agent is Computershare.

Will My Shares Be Voted if I Do Not Provide My Proxy or Voting Instructions?
Shareholders of Record: If you are a shareholder of record, your shares will not be voted if you do not provide your proxy unless you vote in person at the Annual Meeting. It is, therefore, important you vote your shares.
Street Name Holders: If your shares are held in street name and you do not provide your voting instructions to your bank, broker or other similar institution, your shares will be voted by your broker, bank or similar institution only under certain circumstances. In general, banks, brokers and other similar institutions have discretionary voting authority on behalf of their customers with respect to "routine" matters when they do not receive timely voting instructions from their customers. Banks, brokers and other similar institutions do not have discretionary voting authority on behalf of their customers with respect to "non-routine" matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.
Only the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm is considered a "routine" matter for which brokers, banks or other similar institutions may vote uninstructed shares. The other proposals to be voted on at the Annual Meeting are considered "non-routine" matters, so the broker, bank or other similar institution cannot vote your shares on any of the other proposals unless you provide the broker, bank or other similar institution voting instructions for each of these matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a "broker non-vote." It is, therefore, important that you vote your shares.

Are Abstentions and Broker Non-Votes Counted?
Abstentions and broker non-votes on one or more matters to be voted on at the Annual Meeting will not be considered votes cast and, therefore, will not affect the outcome of the vote on those matters at the Annual Meeting.

How Can I Revoke a Proxy or Change My Vote?
If you are a shareholder of record, you can revoke a proxy or change your vote before the completion of voting at the Annual Meeting by: (a) giving written notice to the Company's Corporate Secretary by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215; (b) delivering a later-dated proxy; or (c) voting in person at the meeting.
If your shares are held in a street name, you should follow the instructions provided by your broker, bank or other similar institution to revoke or change your voting instructions.

Who Will Pay For the Cost of the Proxy Solicitation?
We will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, by telephone or electronic mail. Proxies may be solicited by our directors, officers and regular associates, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

Who Can Attend the 2019 Annual Meeting?
Only shareholders who owned shares as of the record date are permitted to attend the Annual Meeting. If you hold your shares through a broker, bank or similar institution, you may attend the Annual Meeting only if you bring a legal proxy or a copy of the statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the record date. Additionally, in order to be admitted to the Annual Meeting, all shareholders who are not associates of the State Auto Group must present a government-issued picture identification to verify their identity.

May Shareholders Ask Questions at the Annual Meeting?
Yes. Michael E. LaRocco, our Chairman, President and Chief Executive Officer, will answer shareholders' questions during the question and answer period of the Annual Meeting. In order to provide an opportunity for everyone who wishes to ask a question, each shareholder will be limited to two minutes. Shareholders may ask a second question if all others have first had their turn and if time allows. When speaking, shareholders must direct questions to the Chairman and confine their questions to matters that directly relate to the business of the Annual Meeting.

How Many Votes Must Be Present to Hold the Annual Meeting?
In order for us to conduct the Annual Meeting, a majority of the Company's outstanding common shares as of the record date for the meeting (March 15, 2019), must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum.
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.
Abstentions and shares of record held by a broker, bank or other similar institution ("broker shares") that are voted on any matter are also included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class I Directors
The number of directors is currently fixed at nine. Our Board of Directors is divided into three classes: Class I, Class II and Class III, with three directors in each class. The term of office of directors in one class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each class are elected for three-year terms.
The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. Robert E. Baker and Kym M. Hubbard, both recommended by the Nominating and Governance Committee of our Board of Directors, have been nominated for election as Class I directors at the Annual Meeting for a three-year term expiring at the 2022 annual meeting of shareholders. Mr. Baker and Ms. Hubbard are incumbent Class I directors.
There is currently a vacancy in the Class I directors due to the previously announced resignation of Thomas E. Markert. Our Nominating and Governance Committee has not made any recommendations to our Board about potential candidates. Our Board of Directors believes that it is desirable to have a vacancy available should a person who can make a valuable contribution as a director become available.
Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice.
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the two nominees named in this Proxy Statement.

Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE TWO NOMINEES NAMED BELOW AS CLASS I DIRECTORS.

Backgrounds of Class I Director Nominees (Terms expiring in 2022)

Robert E. Baker
Age: 72
STFC Director Since: 2007
Committees Served in 2018: Audit and Compensation (Chair)
Mr. Baker has also been a director of State Auto Mutual since March 2015. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from October 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from April 1999 to September 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the manufacturing and marketing of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment, from March 2004 to September 2006. Mr. Baker is a NACD Governance Fellow.
Mr. Baker has been nominated for election as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in compensation, marketing, strategic planning and branding to the Board.

Kym M. Hubbard
Age: 61
STFC Director Since: 2016
Committees Served in 2018: Audit, Independent, Compensation, and Investment and Finance
Ms. Hubbard served as Treasurer, Chief Investment Officer, and Global Investment Head of Ernst & Young LLP, a global assurance, tax and advisory services company, from July 2008 until her retirement in April 2016. Prior to joining Ernst & Young LLP, Ms. Hubbard served as the Executive Director of the Illinois Finance Authority, a component unit of the State of Illinois that provides capital access services for non-profit and for-profit entities in Illinois, from April 2006 until July 2008. Ms. Hubbard also serves as a Trustee for PIMCO Funds, PIMCO Variable Insurance Trust and PIMCO EFT Trust and has since February 2017.
Ms. Hubbard has been nominated for election as a director because of her extensive knowledge and experience in the areas of investments and finance. She also brings gender, racial and geographic diversity to the Board.

Backgrounds of Continuing Class II Directors (Terms Expiring in 2020)

David R. Meuse
Age: 73
STFC Director Since: 2006
Committees Served in 2018: Audit, Independent, and Investment and Finance (Chair)
Mr. Meuse has served as the Company's Lead Director since 2015. Mr. Meuse has served as a Senior Advisor of Stonehenge Partners, Inc., a privately held provider of financial and advisory resources, since July 2016. From September 1999 until July 2016, Mr. Meuse was a Principal of Stonehenge Partners, Inc. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. Mr. Meuse was Chairman of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services, from August 2000 to April 2011. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.
Mr. Meuse was last nominated in 2017 to serve as a director because of his experience as a senior executive, his former experience as a director of publicly traded companies and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

Setareh Pouraghabagher
Age: 48
STFC Director Since: 2017
Committees Served in 2018: Audit, Independent, Nominating and Governance, and Risk
Ms. Pouraghabagher is currently a faculty member at California Polytechnic State University's Orfalea College of Business. She also serves on the Dean's Advisory Council and the Diversity and Inclusion Council. Prior to joining the University in January 2015, Ms. Pouraghabagher served as the Chief Administrative Officer of QBE Insurance of North America, a top 20 global public insurer, from June 2011 until November 2013. She also served in chief roles of finance and operations for Balboa Insurance, a division of Bank of America, from June 2008 until June 2011, and previously a division of Countrywide, from September 2002 until June 2008. Before starting her career in the insurance industry, Ms. Pouraghabagher served as Vice President, Finance & Administration for Xavor Corporation, a private technology services provider for enterprise eBusiness customers, from September

2000 until July 2002 and as Chief Financial Officer and Controller for Wellspring Solutions, Inc., a private software technology company, from October 1997 until September 2000. Ms. Pouraghabagher began her career in 1994 at Deloitte as a Senior Accountant.
Ms. Pouraghabagher was last nominated in 2018 for election as a director because of her executive leadership experience and extensive knowledge and experience in the areas of finance, enterprise risk management, accounting, strategy, talent management, and mergers and acquisitions, particularly in the property and casualty insurance industry. Ms. Pouraghabagher qualifies as an "audit committee financial expert" under the SEC and Nasdaq Rules. She also brings gender and geographic diversity to the Board and is a Certified Public Accountant.

S. Elaine Roberts
Age: 66
STFC Director Since: 2002
Committees Served in 2018: Compensation, Independent, Nominating and Governance, and Risk
Ms. Roberts served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of John Glenn Columbus International, Rickenbacker International and Bolton Field airports, in Ohio from January 2003 until her retirement in December 2017.
Ms. Roberts was last nominated in 2017 to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Backgrounds of Continuing Class III Directors (Terms expiring in 2021)

Michael J. Fiorile
Age: 64
STFC Director Since: 2015
Committees Served in 2018: Nominating and Governance (Chair) and Risk (Chair)
Mr. Fiorile has also been a director of State Auto Mutual since 2003. Mr. Fiorile has served as Chairman and Chief Executive Officer of The Dispatch Printing Company, a privately owned, regional broadcast media and real estate company, since July 2016, and added President to this role in May 2018. Mr. Fiorile served as the company's Vice Chairman and Chief Executive Officer from September 2015 until July 2016; as its President and Chief Executive Officer from January 2013 until September 2015; as its President and Chief Operating Officer from January 2008 until January 2013; and as its President from January 2005 until January 2008. He also serves as Chairman and Chief Executive Officer of Dispatch Broadcast Group, which includes television and radio stations. He has held several executive positions within Dispatch Broadcast Group since 1994. Mr. Fiorile also serves on the board of directors of the Beasley Broadcast Group, Inc., (NASDAQ: BBGI), a publicly traded owner/operator of radio stations based in Naples, Florida. Mr. Fiorile is a NACD Governance Fellow.
Mr. Fiorile was last nominated in 2018 to serve as a director because of his extensive experience as a senior executive of a privately held corporation, in particular his management experience with the operation of regulated entities. Mr. Fiorile also brings his extensive experience and familiarity with the State Auto Group.

Michael E. LaRocco
Age: 62
STFC Director Since: 2015
Committees Served in 2018: Investment and Finance
Mr. LaRocco has been a director and President and Chief Executive Officer of the Company since May 2015 and Chairman of the Company since January 2016. Mr. LaRocco has also served as President and Chief Executive Officer of State Auto P&C, Milbank and SAOH, each a wholly owned subsidiary of the Company, since May 2015, and as Chairman of State Auto P&C, Milbank and SAOH since January 2016. Mr. LaRocco has served as President, Chief Executive Officer and a director of State Auto Mutual since May 2015. Prior to joining the State Auto Group, Mr. LaRocco was with Business Insurance Direct, LLC ("BID"), an online seller of general liability and property insurance to small businesses, from December 2011 until April 2015. From January 2013 to July 2014, he was Chief Executive Officer of AssureStart Insurance Agency LLC ("AssureStart"), an online seller of general liability and property insurance to small businesses. BID had owned a minority interest in AssureStart until selling its interest to the majority owner of AssureStart in December 2014. Mr. LaRocco served as President and Chief Executive Officer of Fireman's Fund Insurance Company, a property and casualty insurance company, from March 2008 to July 2011. Previously, he was an executive for Safeco Insurance Companies, which are property and casualty insurance companies, from July 2001 to July 2006.
Mr. LaRocco was last nominated in 2018 to serve as a director because of his extensive and valuable experience gained over his career in the property and casualty insurance industry, including underwriting, sales, marketing, general management and many years as a senior executive of property and casualty insurance companies. In addition, he brings valuable experience in strategic planning, leadership development, product development and online marketing.

Eileen A. Mallesch
Age: 63
STFC Director Since: 2010
Committees Served in 2018: Audit (Chair), Compensation, and Independent
Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 until her retirement in December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from September 2000 to April 2003. Ms. Mallesch also serves as a director of the following publicly traded companies: Fifth Third Bancorp, Libbey Inc. and Brighthouse Financial, Inc.
Ms. Mallesch was last nominated in 2018 to serve as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, particularly in the insurance industry. Ms. Mallesch qualifies as an "audit committee financial expert" under the SEC and Nasdaq Rules. She also brings gender diversity to the Board and is a Certified Public Accountant and NACD Governance Fellow.

Majority Voting Policy for Incumbent Directors
Our Board of Directors has adopted a majority voting policy for incumbent directors (the "Majority Voting Policy") which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides, if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means the number of common shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case; and (ii) exclude abstentions with respect to that director's election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally. The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee's recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information the Nominating and Governance Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director's resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director's resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations and Corporate Governance Guidelines.

PROPOSAL TWO: TO AMEND THE MATERIAL TERMS OF THE COMPANY'S 1991 EMPLOYEE STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Proposal
At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve an amendment to the State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan, as amended, or "Employee Stock Purchase Plan," to increase the number of the Company's common shares reserved for issuance under the Employee Stock Purchase Plan by 300,000 shares. The Board of Directors approved the amendment on March 1, 2019.

Shares Subject to the Plan
The total number of common shares made available for sale under the Employee Stock Purchase Plan was 3,650,000. Of that number, 88,844 remain available for sale as of March 15, 2019. Under the proposed amendment, an additional 300,000 common shares, without par value, would be available for sale under the Employee Stock Purchase Plan, which common shares may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares.

Description of the Employee Stock Purchase Plan
The following discussion describes the important aspects of the Employee Stock Purchase Plan. This discussion is intended to be a summary of the material provisions of the Employee Stock Purchase Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire Employee Stock Purchase Plan, including the proposed amendment, is attached as Appendix A to this Proxy Statement. You are encouraged to read the Employee Stock Purchase Plan, including the proposed amendment, in its entirety.
Purpose
The purpose of the Employee Stock Purchase Plan is to provide each employee of the Company or its parent or subsidiaries with an opportunity to acquire or increase a proprietary interest in the Company by enabling such employees to purchase common shares through payroll deductions. Because the employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), eligible employees may purchase common shares at a discount to their fair market value, as described below.
Eligibility
All employees of the Company or its parent or subsidiary corporations are eligible to participate in the Employee Stock Purchase Plan. As of March 15, 2019, there were 544 employees participating in the Employee Stock Purchase Plan, which represents approximately 29.3% of the Company’s work force.
In addition to the employees described in the preceding paragraph, eligible employees also include an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation as of the commencement date of an applicable subscription period. Such designation as an eligible employee is solely for the purpose of the individual’s eligibility to enroll in the Employee Stock Purchase Plan during an applicable enrollment period prior to the applicable subscription period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a subscription period, the individual shall not be an eligible employee or become a participant in the Employee Stock Purchase Plan.
Stock Purchases; Purchase Price; Reinvestment of Cash Dividends
Employees who desire to participate in the Employee Stock Purchase Plan may do so by making an election to participate during one of two annual enrollment periods. Currently, the enrollment periods are June 1 through June 14 and December 1 through December 14.
Participating employees may elect to contribute, by payroll deduction, from one percent to six percent of their base pay toward the purchase of common shares up to certain limits defined in the Employee Stock Purchase Plan. Amounts accumulated in the plan account of each participating employee through the last pay period during a subscription period will be credited to the purchase of common shares from the Company. Unless withdrawn by the participant, common shares purchased under the plan will be held for the participant by the Employee Stock Purchase Plan's agent, currently Fidelity Stock Plan Services, LLC. For subscription periods on or after January 1, 2010, the Employee Stock Purchase Plan requires an active employee participant to hold common shares in the participant's account for at least one year from the date of purchase or 18 months from the last trading day preceding the subscription period.
The purchase price for common shares purchased under the plan is the lesser of 85% of the fair market value of the common shares on the last trading day before the first day of each subscription period or on the last trading day before the last day of such subscription period.
At the election of the participant, any dividends received with respect to common shares held in the participant's account will either be automatically reinvested in the participant’s account or paid to the participant in a quarterly cash distribution.

Federal Income Tax Information
The employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Code. As such, participants will recognize no income for federal income tax purposes upon the grant or exercise of the right to purchase common shares. The compensation deducted to purchase common shares under the Employee Stock Purchase Plan during a subscription period, however, will be included in the participant's income.

If a participant disposes of common shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan within two years after the last trading day preceding the subscription period in which such common shares were purchased (the "Grant Date"), the participant must include in ordinary income, as compensation, an amount equal to the excess of the fair market value of the common shares on the purchase date over the purchase price paid for such Shares under the Employee Stock Purchase Plan. The employer company will be allowed a deduction in an amount equal to the amount included in the participant's income as compensation. If the participant does not dispose of the common shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan until after the expiration of the two-year holding period described above or if the participant dies while holding the common shares acquired under the employee stock purchase feature of the Employee Stock Purchase Plan, the participant must include in income, as compensation, in the taxable year in which disposition or death occurs, an amount equal to the lesser of (i) the excess of the fair market value of the common shares at the time of their disposition or death over the purchase price paid for the common shares under the plan, or (ii) 15% of the fair market value of the common shares on the Grant Date. The basis of the participant in the common shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan will equal the amount paid for the common shares plus the amount, if any, included in the participant's income as compensation. Any compensation resulting from the disposition of the common shares will be includable in the income of the participant in the participant's taxable year in which the disposition of the common shares occurs. The participant's holding period for the common shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan will commence on the Grant Date. Any gain in excess of the basis will be treated as long-term capital gain if the participant's holding period for the common shares is more than one year.

Participants must include in ordinary income any dividends received on the common shares held by the agent under the Employee Stock Purchase Plan, regardless of whether such dividends are reinvested in the participant's account or paid to the participant in a cash distribution. The participant’s basis in the common shares purchased with such dividends will equal the amount paid for such common shares and the participant’s holding period will commence on the day such common shares are purchased.

2018 Information Pertaining to Named Executive Officers and Other Groups
The following table sets forth, with respect to each of the persons named in the Summary Compensation Table and certain groups of employees, certain information about common shares purchased under the Employee Stock Purchase Plan during 2018:

Name	Number of Common Shares Purchased	Average Per Share Purchase Price[1]	Net Value of Common Shares Realized[2]
Michael E. LaRocco	852.4122	25.088	6,416.29
Steven E. English	406.6599	25.088	3,268.15
Kim B. Garland	851.2188	25.088	6,502.84
Gregory A. Tacchetti	850.3026	25.088	6,569.30
Paul M. Stachura	849.8694	25.088	6,600.86
All executives as a group (10 persons)	6,994.6406	25.088	55,133.91
All participants, other than executive officers, as a group (515 persons)	58,934.7623	25.088	474,686.96

1. Represents 85% of the average fair market value of the common shares on both purchase dates in 2018.
2.  Represents the net value of the common shares on the purchase date determined by subtracting the net purchase price from the fair market value of the common shares on the purchase date of each subscription period that ended in 2018 and multiplying that amount by the number of shares purchased for each subscription period.

Reasons for Shareholder Approval; Board Recommendation
The Company's shareholders are being asked to approve the amendment to the Employee Stock Purchase Plan because shareholder approval is required to make additional common shares available for sale under the terms of the Employee Stock Purchase Plan.
The favorable vote of a majority of the outstanding common shares voted on such Proposal is required to approve the amendment to the Employee Stock Purchase Plan. The effect of an abstention is the same as a vote against this proposal. Proposal Two is considered a non-routine matter, so if you do not instruct your broker as to how you want your common shares voted on this Proposal, no vote will be cast on your behalf.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE: RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Company's Board of Directors has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2019. Ernst & Young LLP has served as the Company's independent registered public accounting firm since 1994.

Reasons for Shareholder Approval; Board Recommendation
The Audit Committee and the Board of Directors believe the appointment of Ernst & Young LLP for 2019 is appropriate because of the firm's reputation, qualifications and experience. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company's shareholders for ratification as a matter of good corporate practice.
The favorable vote of a majority of the outstanding common shares present at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP. Abstentions on this Proposal will have the same effect as a vote against it. Proposal Three is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, brokers, banks and other similar institutions may vote unrestricted shares of their clients on this Proposal.
The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company's shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

PROPOSAL FOUR: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
We are asking shareholders to approve, on a non-binding and advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.
STFC's compensation policies and practices reward performance, support our business strategies and align our Named Executive Officers' interests with the long-term interests of our shareholders. The Board of Directors and the Compensation Committee believe the policies and practices articulated in the "Compensation Discussion and Analysis" section of this Proxy Statement are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the Named Executive Officers, which provide detailed information on the compensation of our Named Executive Officers.
We are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement for the Company's 2019 Annual Meeting of Shareholders under the "Compensation Discussion and Analysis" section and the tables, notes and narrative disclosure relating to the compensation of the Named Executive Officers of the Company.

Reasons for Shareholder Approval; Board Recommendation
This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. This vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
The favorable vote of a majority of the outstanding common shares voted on this advisory Proposal is required to approve the non-binding vote. Abstentions on the Proposal will have the same effect as not voting or expressing a preference, as the case may be. Abstentions and broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Relationship with State Auto Mutual
Our parent is State Auto Mutual, a mutual insurance company organized in 1921. State Auto Mutual currently owns approximately 59.9% of the outstanding common shares of STFC. In 1990, State Auto Mutual engaged in a corporate restructuring which, among other things, resulted in the formation of STFC as a wholly owned subsidiary of State Auto Mutual. In 1991, State Auto Mutual sold approximately 30% of its ownership interest in STFC in a public stock offering. While State Auto Mutual's ownership interest in STFC has declined since STFC's initial public offering, the State Auto Mutual Board has made public its determination that it is in the best interest of State Auto Mutual to maintain a greater than 55% ownership interest in STFC.
We qualify as a "controlled company" under the Nasdaq listing rules because State Auto Mutual owns more than a majority of the voting power for the election of our directors. A controlled company is exempt from a number of Nasdaq corporate governance requirements. Notwithstanding this qualification, our corporate governance operates in a manner consistent with that of a non-controlled company. For example, a majority of the members of our Board are independent directors as determined under the Nasdaq listing rules. See below "Directors—Director Independence." In addition, after careful independent consideration and evaluation by the Nominating and Governance Committees of both State Auto Mutual and STFC in 2014 (focused on the improvement of communications between the boards, enhanced knowledge transfer and sharing, cost saving and efficiency), two independent directors serve on both the State Auto Mutual and STFC boards.
We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates. This pooling arrangement covers all of the property and casualty insurance written by our insurance subsidiaries. See below "Related Person Transactions—Transactions Involving State Auto Mutual" for additional information concerning these intercompany agreements and arrangements.

Board Responsibility
The primary responsibility of the Board of Directors is to foster the long-term success of the Company. In fulfilling this role, each director must exercise his or her best business judgment. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company and its subsidiaries and State Auto Mutual and its subsidiaries and affiliates. The Board has established committees to assist in fulfilling its oversight responsibilities.

Board Leadership
We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires our senior executive team review major initiatives and actions with our Board prior to implementation.
Historically, because of our corporate structure, our Company and State Auto Mutual had a leadership structure whereby the same person served as both chairman and chief executive officer of both companies. However, in 2015 it was determined it was in the best interests of shareholders and policyholders to have a leadership structure whereby the parent company, State Auto Mutual, had an independent chairman and that the subsidiary, STFC, would be more effective and efficient with a combined chairman and chief executive officer. Accordingly, as of January 1, 2016, our Board elected Mr. LaRocco to serve as Chairman of the Board in addition to serving as our Chief Executive Officer. Conversely, the State Auto Mutual Board of Directors separated the duties of chairman and chief executive officer and elected James E. Kunk, an independent director, as its Chairman, with Mr. LaRocco continuing to serve as the Chief Executive Officer of State Auto Mutual.
Irrespective of whether or not the positions of chief executive officer and chairman are combined or separated, our Board has adopted a governance structure which includes:

•	A Board composed entirely of independent directors as determined under the Nasdaq listing rules, other than the Company's chief executive officer;

•	A Board composed of a majority of directors independent from State Auto Mutual;

•	An Independent Committee composed entirely of directors independent from State Auto Mutual and as determined under the Nasdaq listing rules;

•	Audit and Compensation Committees composed entirely of independent directors as determined under the Nasdaq listing rules; and

•	Established governance structures, processes and ethics guidelines.
We also have a designated Lead Director. Our Lead Director's responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our chairman and chief executive officer, working with our chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the chief executive officer's performance evaluation on behalf of the Compensation Committee of our Board. Our current Lead Director is David R. Meuse, who has served in such position since May of 2015.

Board Composition
If the two nominees named in the Proxy Statement are elected directors at the Annual Meeting there will be eight directors on the Board.
The Board is committed to periodically reviewing the Board's composition to ensure they have the right mix of skills, experience and tenure. The Board believes each director contributes to the overall diversity by providing a variety of personal and professional experiences and backgrounds. The Board also believes, as shown below, the current directors and nominees reflect an appropriate diversity of gender, age, race, geographical background and experience.

Our Board has a breadth of skills and experience. As detailed above, in the "Backgrounds of Class I Director Nominees," "Backgrounds of Continuing Class II Directors," and "Backgrounds of Continuing Class III Directors" the Company believes our Board has demonstrated leadership in a variety of positions across various professions and industries. Our directors' professional skills and experience include:

DIRECTOR SKILLS AND EXPERIENCE
▪	Regulated industries experience	▪	Marketing and branding experience
▪	Chief executive officer experience	▪	Compensation and recruiting experience
▪	Financial expertise, including chief financial officer experience	▪	Property and casualty industry experience
▪	Public company board experience	▪	Risk management experience

Board Meetings and Attendance
The Board holds regular meetings typically during the months of March, May, August and November, and holds special meetings when necessary. Our Board of Directors held four Board meetings during the fiscal year which ended December 31, 2018. In addition, on at least an annual basis, the Board and management discuss our strategic direction, succession planning, opportunities and threats to our industry.
Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2018 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual Board of Directors, without management present. Our Corporate Governance Guidelines provide the Lead Director acts as the presiding director at these executive sessions.
Directors are expected to attend Board meetings, meetings of the Committees on which they serve and the annual meeting of shareholders, with the understanding that on occasion a director may be unable to attend a meeting. Seven of our current directors attended 100% of the Board meetings and the meetings of all committees on which they served. One other director attended over 78% of the Board meetings and the meetings of all committees on which he served. The Company's Corporate Governance Guidelines provide directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year's annual meeting of shareholders attended that meeting.

Committees of the Board of Directors
Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee, an Investment and Finance Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance, Risk and Independent Committees are independent as determined by the Nasdaq listing rules. In addition, all of the members of the Audit and Compensation Committees are independent under the heightened standards of independence under the applicable rules of the SEC and Nasdaq. Finally, none of the members of the Independent Committee serve as directors of State Auto Mutual. Our Board has adopted charters for each of the foregoing committees. See below "Availability of Corporate Governance Documents."
The table below shows the chairs and membership of the Board and each standing board committee, the independent status of each current Board member and the number of Board and Board committee meetings held in fiscal year 2018.
Thomas E. Markert was the Chair of the Independent Committee for fiscal year 2018. Since Mr. Markert's resignation as a Director on January 7, 2019, Setareh Pouraghabagher was voted by the Directors to serve as chair of the Independent Committee.
*Mr. LaRocco was unable to attend one Investment & Finance Committee meeting and one Board meeting. All other Board members attended 100% of the Board meetings and committee meetings held while they were a member of the Board or committees.

Audit Committee
The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, evaluation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Associate Code of Business Conduct, Code of Ethics for Senior Financial Officers, and our Board of Directors' Ethical Principles as set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by associates of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. The Audit Committee also prepares the Report of the Audit Committee that SEC rules require the Company to include in this Proxy Statement. See below "Audit Committee Matters—Audit Committee Report for the Fiscal Year Ending December 31, 2018."
Compensation Committee
The Compensation Committee is charged with several responsibilities, including: (1) evaluating and approving the compensation and fringe benefits provided to our executive officers and adopting compensation policies and practices that appropriately align pay and performance; (2) approving stock-based compensation plans and grants thereunder to associates or members of the Board; and (3) evaluating the compensation provided to the members of the Board and its committees.
Our executive officers also serve as executive officers of State Auto Mutual, and, in general, during 2018 the compensation expenses associated with our executive officers were allocated 65% to us and our subsidiaries and 35% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See below "Related Person Transactions—Transactions Involving State Auto Mutual." It is for this reason the Board of Directors of State Auto Mutual has its own compensation committee. The members of the State Auto Mutual compensation committee attend meetings of our Compensation Committee with regard to the compensation and benefit matters applicable to our and their executive officers, and report on such matters to the State Auto Mutual Board of Directors. Present members of the State Auto Mutual compensation committee are Chairperson Robert E. Baker, Michael J. Fiorile, James E. Kunk and Dwight E. Smith. See below "Compensation Committee Matters."
Nominating and Governance Committee
The Nominating and Governance Committee is charged with several responsibilities, including: (1) recommending nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Associate Code of Business Conduct, Corporate Governance Guidelines and Board of Directors' Ethical Principles. See below "Nomination of Directors."
Risk Committee
The Risk Committee's purpose is to assist the Board in fulfilling its risk management oversight responsibilities, including oversight of the Company's enterprise risk management systems and processes. Some of the Risk Committee's chief duties include: (1) reviewing with management the Company's risk appetite statement; (2) monitoring and discussing with management the Company's major enterprise risk exposures and the strategies and programs addressing these exposures; and (3) discussing information and technology risks with management. See below "The Board's Role in Enterprise Risk Management."
Investment and Finance Committee
The Investment and Finance Committee oversees our investment functions and those of our insurance subsidiaries. Its duties and responsibilities include considering and determining the Company's investment policy and guidelines to be recommended to the Board and upon approval from the Board, to be implemented by the Company. The Investment and Finance Committee ensures the investments and investment practices contemplated reflect the Company's objectives and constraints.
Independent Committee of STFC and State Auto Mutual
Both STFC and State Auto Mutual have standing Independent Committees. The members of the STFC Independent Committee must be independent from State Auto management and State Auto Mutual. Likewise, the members of the State Auto Mutual Independent Committee must be independent from State Auto management and STFC. The members of both Independent Committees must also be independent as determined under the Nasdaq listing rules.

These Independent Committees principally serve to review related person transactions between or among us and our subsidiaries, and State Auto Mutual and its subsidiaries and affiliates. Accordingly, before our Company and State Auto Mutual may enter into a related person transaction, each of these Independent Committees must separately review the agreement and separately recommend approval to their respective Boards. Also, each of these Independent Committees separately reviews, on an annual basis, related person transactions which by their terms contain no specific termination date or which renew automatically at the end of the current term, and each of these Independent Committees separately decides whether to recommend that their respective Boards approve the renewal of such related person transaction.
These Independent Committees also help to determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. In evaluating business opportunities, these Independent Committees may elect to meet jointly, but in any event it is understood that each Independent Committee must receive substantially identical information in making its respective evaluation of the business opportunity. In this context, our Independent Committee strives to vigorously protect the interests of STFC and its shareholders, considering only the merits of the proposal, free from extraneous considerations or influences. As part of the review process, each of these Independent Committees must separately evaluate the business opportunity and separately recommend approval to their respective Boards before the two Boards of Directors may vote on any joint recommendation to proceed with the business transaction.

The Board's Role in Enterprise Risk Management
Risk management activities include the development of strategies and implementation of actions intended to anticipate, identify, assess, monitor, mitigate and manage risks. Our Board views enterprise risk management as an integral part of our business and strategic planning.
Our senior management has direct responsibility for enterprise risk management. We utilize an enterprise risk management working committee comprised of our Chief Risk Officer ("CRO") and key members of management selected by State Auto senior executives representing the entire Company. The CRO reports the activities of the committee including escalating appropriate issues and recommendations to senior management and the Board's Risk Committee.
Responsibilities of the enterprise risk working committee include providing guidance and support for development and refinement of the overall risk management program, including policies, procedures, systems, processes, ensuring best practices are periodically evaluated, agreed upon and implemented. Among other things, this Committee works with business units across the Company in carrying out its responsibility of anticipating, identifying, assessing, monitoring, mitigating and managing risks that could materially impact the Company, including its reputation, and the successful execution of its strategy.
Our Board's role in the process of enterprise risk management is one of oversight. The independent structure of our Board enables objective oversight of the process through a governance structure that includes our Board and senior management. Our Board has established a Risk Committee whose primary responsibility is to assist the Board in fulfilling its oversight responsibilities, including oversight of the Company's enterprise risk management systems and processes. The Risk Committee's charter specifies that the Risk Committee is responsible to review with management the Company's risk appetite, including quarterly reviews to measure compliance with the risk appetite. The charter also provides that the Risk Committee is responsible to monitor and discuss with management the Company's major enterprise risk exposures and the strategies and programs management has implemented or anticipates implementing into its practices, processes and control structure to address these exposures. The Risk Committee discusses with management at least annually information and technology risks, including business continuity and crisis management. Cyber security related risks are reviewed quarterly so the Risk Committee is aware of the Company's performance in this rapidly changing area. The Risk Committee annually reviews and evaluates the Risk Committee's own effectiveness in performing its enterprise risk management oversight duties. The Risk Committee provides quarterly reports on its enterprise risk oversight activities to our Board.
To assist the Risk Committee in discharging its duties under its charter, the enterprise risk management working committee provides quarterly reports which monitor the status of major risks inherent in our business, including credit, market, liquidity, underwriting, operational, strategic, legal, litigation, compliance and regulatory risks. In addition, the Risk Committee regularly meets with our CRO, who reports to the Chief Financial Officer. The CRO has direct access to the Risk Committee, including quarterly executive sessions without other members of management in attendance. Besides meeting with the CRO, the Risk Committee also meets periodically with other members of management as the Risk Committee deems appropriate.
Other Board committees provide enterprise risk management oversight in their specific areas of responsibility. The Risk Committee coordinates with these Board committees to avoid overlaps as well as potential gaps in overseeing the Company's enterprise risk management.

The Audit Committee is responsible for oversight of risks related to accounting, auditing and financial reporting, establishing and maintaining effective internal controls, and the process for establishing insurance reserves. Management provides periodic reports on these and other related risks, and the Audit Committee meets periodically with our officers responsible for the adequacy of legal and regulatory compliance. The CRO and General Counsel have direct access to the Audit Committee, including quarterly executive sessions without other members of management in attendance.
The Investment and Finance Committee considers financial risks relevant to our investment portfolio and activities, including credit and market risks, capital management and availability, liquidity and financing arrangements.
The Compensation Committee oversees the risks related to human capital and people risk, including our compensation plans and arrangements. As required by its charter, the Compensation Committee annually reviews and monitors incentive compensation arrangements to confirm incentive pay policies and practices do not encourage unnecessary risk taking and are aligned with competitive market practices, utilizing our independent compensation consultant and outside legal counsel in this process. The Compensation Committee reviews and discusses, at least annually, the relationship between the Company's risk management policies and practices, corporate strategy and executive management compensation. Also, the Compensation Committee annually reviews and discusses with our Company's management any disclosures required by SEC rules and regulations relating to the Company's compensation risk management. This discussion includes, among other things, whether and the extent to which the Company compensates and incentivizes our associates in ways that may create risks that are reasonably likely to have a material adverse effect on the Company.
Risk Assessment in Compensation Programs
Following the Compensation Committee's review of potential risks within the compensation programs with senior management, our independent compensation consultant and outside legal counsel, the Compensation Committee has concluded no risks exist due to the compensation programs that are reasonably likely to have a material adverse effect on the Company.

Directors
Nomination of Directors
The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as "election") as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee's charter, which is posted on our website. See below "Availability of Corporate Governance Documents." The following matters will be considered in the Nominating and Governance Committee's determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person's duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq listing rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee's intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person's independence at that time.
As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.
In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee's charter provides that in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees' names from our other directors, directors of our parent, the chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess firsthand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person's business experience, educational background, personal information, potential conflicts of interest and information relating to the person's business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and Counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.
We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Company's Corporate Secretary at 518 East Broad Street, Columbus, Ohio 43215 (the "Recommendation Notice"). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person's ownership of such shares or such person's authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual's background, experience and qualifications in the event the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).
Director Independence
No director or director nominee will be considered "independent" unless the Board affirmatively determines such individual has (or would have) no relationship that would interfere with the exercise of independent judgment in carrying out responsibilities as a director. When making "independence" determinations, the Board broadly considers all relevant facts and circumstances, as well as any other considerations specified by the Nasdaq listing rule, by law, or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing a director's relationship with the Company, the Board considers the issue not merely from the standpoint of the director or director nominee but also from that of persons or organizations with which such individual has an affiliation. Relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others).

The Nominating and Governance Committee has affirmatively determined that seven of our eight incumbent directors (Robert E. Baker, Michael J. Fiorile, Kym M. Hubbard, Eileen A. Mallesch, David R. Meuse, Setareh Pouraghabagher and S. Elaine Roberts) and Thomas E. Markert, who served as a director until his resignation effective January 7, 2019, meet the criteria for independence required by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the directors and a report by our General Counsel.
The information reviewed by the Nominating and Governance Committee included information on the relationship of Mr. Baker and Mr. Fiorile as directors of State Auto Mutual. The Nominating and Governance Committee affirmatively determined Mr. Baker and Mr. Fiorile are independent as determined under the objective independence standards set forth in the Nasdaq listing rules and their service as directors of State Auto Mutual does not interfere with the exercise of their independent judgment in carrying out their responsibilities as directors of the Company.
Our Corporate Governance Guidelines expressly provide that four of the six standing committees (Audit, Compensation, Independent, and Nominating and Governance) are to be comprised solely of independent directors. All of these committees meet this standard.
Compensation of Outside Directors and Outside Director Compensation Table
The Company's philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors, who we refer to as our "outside directors." Outside directors receive compensation for the services they perform as members of our Board and the Board committees on which they serve. The Board believes a substantial portion of director compensation should consist of equity-based compensation to assist in aligning the outside directors' interests with the interests of our shareholders. Directors who are also employees of the Company (currently, only Mr. LaRocco) receive no additional compensation for services as a director.
The charter for the Compensation Committee requires the Compensation Committee to annually review the compensation of our outside directors and recommend any changes to such compensation to our Board. Because the Boards of Directors of our Company and State Auto Mutual have two common directors on each Board, the Compensation Committees of our Company and State Auto Mutual meet jointly to consider the director compensation arrangements for both Boards. At these meetings, usually held in November, the Compensation Committees review peer group compensation and market data provided by Pay Governance LLC, the compensation consultant for the Compensation Committee. For 2017 and 2018, the total annual retainer paid to our outside directors was $155,000, with $80,000, or 52%, paid in cash and $75,000, or 48%, paid in equity in the form of Restricted Share Units ("RSUs"). For 2019, our Compensation Committee recommended to our Board, and our Board approved, increasing the total annual retainer paid to our outside directors to $170,000, with $87,000, or 52%, to be paid in cash and $83,000, or 48%, to be paid in equity in the form of RSUs.
No meeting fees are payable to any of our directors, as our directors are expected to attend and participate in all meetings of the Board and the Board committees on which they serve without the incentive of additional compensation. Our Board may, however, elect to pay additional meeting fees to directors if it determines extraordinary circumstances warrant the formation of a special committee or necessitate a large number of meetings. For 2018, each chairperson of our permanent Board committees received an additional $7,500 annual cash retainer, the same amount as paid in 2017, other than the chairpersons of the Audit Committee and the Compensation Committee, who received an additional cash retainer of $17,500 and $12,500, respectively, the same amount as paid in 2017. Our Lead Director received an additional cash retainer of $20,000, the same amount as paid in 2017. We reimburse our outside directors for the travel expenses they incur to attend Board and committee meetings and an annual Board retreat. The Company also reimburses each of our outside directors for the travel expenses incurred by a guest of the outside director to attend the annual Board retreat, subject to applicable tax laws.
Our outside directors may defer all or any portion of the cash compensation they receive for Board or committee service under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2018, whether or not deferred, is included in the amounts shown in the "Fees Paid or Earned in Cash" column of the "2018 Outside Director Compensation" table set forth below.
Our outside directors also have received equity compensation in the form of RSUs granted pursuant to our Outside Directors Restricted Share Unit Plan (the "Directors' RSU Plan"). An RSU is a unit representing one common share. The value of each RSU, on any particular day, is equal to the last reported sale price of a common share on the Nasdaq Stock Market on the immediately previous trading day. Following each annual meeting of shareholders, each outside director automatically receives an annual award of RSUs. Under the Directors' RSU Plan, the number of RSUs awarded annually will be determined by the administrative committee in accordance with the terms of the Directors' RSU Plan. The Compensation Committee has the power to increase or decrease the number of RSUs to be awarded to each of the outside directors not to exceed a maximum annual award of 10,000 RSUs. For 2018, our Compensation Committee determined, each outside director would be awarded a number of RSUs equal to the targeted annual equity compensation for outside directors divided by the average daily closing price of a common share during the prior (2017) calendar year. This calculation resulted in each outside director receiving an award of 2,885 RSUs following the 2018 annual meeting of the shareholders.
Under the Directors' RSU Plan, whenever a dividend is paid with respect to our common shares, an amount equal to the value of the dividend is paid to the holders of RSUs with respect to each RSU in their account on the dividend record date in the form of additional RSUs. RSUs vest upon the completion of six months of service as an outside director from the date of grant. Outside directors are generally required to hold their RSUs until their service on the Board terminates, at which time such outside director may settle his or her RSUs in cash or common shares payable, at the director's election, in a single lump sum or in annual installments over a five- or ten-year period. An outside director elected or appointed to the Board outside of an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days after the date of election or appointment until our next annual meeting of shareholders.
2018 Outside Director Compensation
In 2018, our outside directors received the following compensation:

Name	Fees Paid or Earned in Cash ($)	Restricted Share Unit Awards ($)(1)	Total Compensation ($)
Robert E. Baker (2)	92,500	85,511	178,011
Michael J. Fiorile (2)	95,000	85,511	180,511
Kym M. Hubbard	80,000	85,511	165,511
Eileen A. Mallesch	97,500	85,511	183,011
Thomas E. Markert (3)	87,500	85,511	173,011
David R. Meuse	107,500	85,511	193,011
Setareh Pouraghabagher	80,000	85,511	165,511
S. Elaine Roberts	80,000	85,511	165,511

(1)  The total dollar amount shown in the Restricted Share Unit Awards column represents the cash value of the total number of RSUs awarded in 2018 valued at the closing price of common shares on the grant valuation date ($29.64 per RSU). This valuation, required for proxy statement reporting purposes, is based on a single day's market value, which differs substantially from the one-year average price used to determine the actual grant. We believe the valuation methodology used by the Company is more representative of the value of the RSUs at the time of grant.

(2) The total compensation paid to Mr. Baker and Mr. Fiorile excludes any compensation they receive for their service on the State Auto Mutual board of directors.
(3) Thomas E. Markert, resigned as a Director effective January 7, 2019. Mr. Markert's term as a Director would have expired at the 2019 Annual Meeting.
Outside Directors' Ownership of Restricted Share Units
The following table sets forth the aggregate number of RSUs owned by each of our current outside directors as of March 15, 2019:

Name	Number of Restricted Share Units
Robert E. Baker	37,806
Michael J. Fiorile	12,914
Kym M. Hubbard	8,312
Eileen A. Mallesch	30,816
David R. Meuse	39,687
Setareh Pouraghabagher	5,893
S. Elaine Roberts	41,585
Outside directors receive no other forms of compensation from the Company other than as described in this section.
No stock options have been awarded to any of the outside directors since 2004, and all previously awarded stock options have been exercised or have expired by their terms.

Communications with the Board
As further described in our Corporate Governance Guidelines, we provide a process by which shareholders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Other Governance Issues of Interest
Directors' Stock Ownership Guidelines
Our Company's Corporate Governance Guidelines contain the expectation that each of our outside directors will own Company shares or RSUs granted under the Directors RSU Plan having a total market value of at least four times the then current cash portion of the director's annual retainer, which was $80,000 for 2018. Each director has five years to attain this level of ownership. Our directors are required to hold all RSUs until their membership on the Board terminates.
As of March 15, 2019, all of our current directors had satisfied their ownership requirements under these guidelines or were within the five-year period for satisfying their ownership requirement.
Anti-Hedging Policy
A policy adopted by our Board prohibits all Company associates and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Another policy adopted by the Board prohibits our Section 16 officers and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. See below "Compensation Discussion and Analysis—Anti-Hedging Policy."

Availability of Corporate Governance Documents
The following documents are available on our website at www.stateauto.com under "Investors" and then under "Corporate Governance" then under "Governance Documents":

•	The Charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Committee, Investment and Finance Committee and standing Independent Committee;
•	Our Corporate Governance Guidelines, including Board of Directors' Ethical Principles;
•	Our Associate Code of Business Conduct; and
•	Our Code of Ethics for Senior Financial Officers.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Fiscal Year Ending December 31, 2018
The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders in the oversight of our corporate accounting, reporting practices, internal controls over financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm (independent auditor), internal auditors and management. Five independent directors comprise our Audit Committee, with two qualified as "audit committee financial experts" under the SEC and Nasdaq Rules.

Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of our management and our independent auditor, respectively. Management is responsible for preparation of our financial statements and disclosures and confirmation that they are complete, accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of those audited financial statements with United States' generally accepted accounting principles ("US GAAP"), its judgment as to the quality, not just the acceptability, of our accounting practices and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by Auditing Standard ("AS") No. 1301 (previously AS No. 16), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company's Annual Report on Form 10-K for the 2018 fiscal year with our management and independent auditor, including a discussion of the quality, not just the acceptability, of our accounting practices, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with our independent auditor its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent auditor's independence. The Audit Committee also received written disclosures regarding the independent auditor's independence from management and the Company and received a letter confirming that fact from the independent auditor, which included applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent auditor the overall scope and plans for their respective audits. The Audit Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Company uses the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") framework to evaluate the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the suitability of this framework with management. The Audit Committee and management currently believe the COSO 2013 framework is a suitable framework for its evaluation of our internal control over financial reporting. The Audit Committee meets with our internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer, Chief Accounting Officer, Chief Risk Officer, General Counsel and Chief Actuarial Officer, as needed, without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives the annual Actuarial Report on Loss and Loss Adjustment Expense Reserves from the Chief Actuarial Officer who may present more often on any matters of interest to the Audit Committee.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting, overseeing, evaluating, compensating and replacing our independent auditor, responsibility for appointment, evaluation, and termination of the head of internal audit, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent auditor, sole authority for retaining independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Associate Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company. Additionally, the Audit Committee receives a quarterly report from members of management on select risk areas. Finally, the Audit Committee conducts an annual evaluation, in concert with management and certain finance staff, of the performance of the independent auditor.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our associates, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the audit opinions of our independent auditor included in its report on our financial statements. The Audit Committee's review does not provide the Audit Committee with an independent basis to determine management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and our independent auditor do not assure our financial statements are presented in accordance with US GAAP, the audit of our financial statements has been carried out in accordance with the standards of the PCAOB (United States), or our independent auditor is in fact "independent."

The Audit Committee receives regular reports from our Compliance Directors with respect to matters coming within the scope of our Associate Code of Business Conduct. Our chief executive officer and principal financial officers have each agreed to be bound by our Associate Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Associate Code of Business Conduct. We have also implemented and applied our Associate Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls or auditing practices, including the confidential, anonymous submission by our associates of concerns regarding questionable accounting or auditing practices. Our Audit Committee Chairperson receives transcripts for any report to the Company's Ethics Hotline.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) the audited financial statements be included in our Annual Report on Form 10-K for the 2018 fiscal year for filing with the SEC.

Audit Committee
Eileen A. Mallesch, Chairperson
Robert E. Baker
Kym M. Hubbard
David R. Meuse
Setareh Pouraghabagher

Independent Registered Public Accounting Firm's Audit and Other Services Fees
Ernst & Young LLP served as our independent registered public accounting firm for 2018. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2019. See above "Proposal Three: Ratification of Selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm."
All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See below "Audit Committee's Pre-Approval Policies and Procedures." Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2018 and 2017, respectively, by Ernst & Young LLP were as follows:

	2018	2017(6)
Audit fees (1)	$1,863,100	$1,797,824
Audit related fees (2)	—	38,738
Tax fees (3)(4)	43,150	45,216
All other fees	5,200	2,145
Total (5)	$1,911,450	$1,883,923

(1) Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2) Fees for agreed upon procedures performed on behalf of the Michigan Catastrophic Claims Association for the 2017 audit year.
(3) The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See below "Audit Committee's Pre-Approval Policies and Procedures."

(4) Includes services for tax research and compliance.
(5) All Ernst & Young LLP fees are on a State Auto Group basis.
(6) Includes services performed for the 2017 audit year after the 2018 Proxy Statement record date.

Audit Committee's Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee's policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2018 or 2017 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of the following four members of our Board of Directors: Chairperson Robert E. Baker; Kym M. Hubbard; Eileen A. Mallesch; and S. Elaine Roberts. None of the members of the Compensation Committee is, or was, an officer or associate of our Company or any of our subsidiaries or of State Auto Mutual. Also, during 2018 none of our executive officers served as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

Compensation Committee Report
The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the 2018 fiscal year and in this Proxy Statement.
Compensation Committee
Robert E. Baker, Chairperson
Kym M. Hubbard
Eileen A. Mallesch
S. Elaine Roberts

CEO PAY RATIO DISCLOSURE
The amount earned in 2018 by our chief executive officer with respect to the Performance Award Units ("PAUs") awarded to him in 2016 under the State Auto Financial Corporation Long-Term Incentive Plan, as amended, for the 2016-2018 performance period is not calculable as of the date of this Proxy Statement because the final performance data for the 2016-2018 performance period that determines the number of PAUs earned was not available as of the date of this Proxy Statement. As a result, we have omitted the CEO pay ratio disclosure required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K from this Proxy Statement pursuant to Instruction 6 to Item 402(u) of Regulation S-K. We expect to determine the amount payable to our chief executive officer with respect to such PAUs in May 2019 and will include such amount and the required CEO pay ratio disclosure in a Current Report on Form 8-K to be filed no later than four business days after the Compensation Committee approves the chief executive officer's PAU award, if any, for the 2016-2018 performance period.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers ("NEOs").

Executive Summary
2018 Compensation Summary

•	Base Salary. The salaries of our NEOs increased on average by 9.1% in March of 2018 in recognition of their continued significant efforts in connection with the turnaround of the Company.

•
Short-Term Incentive Compensation. The payout under the State Auto Financial Corporation One Team Incentive Plan ("OTIP") for 2018 as a percentage of the target bonus (where the target percentage equals 100%) was 150% for each of the NEOs as a result of the achievement by the personal and commercial segments of the State Auto Group in 2018 of a combined ratio (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of 98.8% and net written premium growth (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of 12.5%.

•
Long-Term Incentive Compensation. In 2018, we awarded performance units and cash-based performance award units ("PAUs") to our NEOs under the State Auto Financial Corporation 2017 Long-Term Incentive Plan ("2017 Long-Term Incentive Plan"). The performance units and PAUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2018, through December 31, 2020, based on the combined ratio (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and net written premium growth (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period.

•
Retention Equity Awards. In 2018, retention equity awards were granted under the 2017 Long-Term Incentive Plan to our NEOs in the form of time-based restricted common shares, to Messrs. English, Garland, Tacchetti and Stachura in the form of performance-based restricted common shares and to Mr. LaRocco in the form of time-based and performance-based deferred stock units pursuant to his employment agreement. The time-based restricted common shares that were granted to all of our NEOs will vest equally in one-third increments over a three-year period beginning on December 31, 2018. The 10,000 additional time-based restricted common shares that were granted to each of Messrs. English, Garland, Tacchetti and Stachura will vest equally in one-quarter increments over a four-year period beginning on December 31, 2018. The performance-based restricted common shares will vest equally in one-quarter increments beginning on the first anniversary of the grant date based upon our achievement of the performance goals applicable to our annual performance bonus program (OTIP) for the immediately preceding calendar year. The time-based deferred stock units will vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date. The performance-based deferred stock units will vest and be earned, if at all, based on the combined ratio of the personal and commercial segments of the State Auto Group during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018, through March 1, 2021.

The following table shows for each NEO: (i) the targeted performance bonus award payout under the OTIP for 2018 and the actual bonus award payout under the OTIP for 2018; (ii) the targeted value of the PAUs granted for the 2016-2018 performance period and the amount accrued by the Company for the PAUs granted for the 2016-2018 performance period; (iii) the targeted value of the retention equity awards awarded to our NEOs in 2018 and the value of the retention equity awards awarded to our NEOs in 2018 as of December 31, 2018; and (iv) the targeted value of the performance units awarded to our NEOs in 2018 and the value of the performance units awarded to our NEOs in 2018 as of December 31, 2018.

	Short-Term Incentive Compensation		PAUs		Retention Equity Awards		Performance Units		TOTAL
	Target	Actual	Target	Accrued	Target	Value	Target	Value	Target	Value
Michael E. LaRocco Chairman, President and Chief Executive Officer	$1,248,000	$1,872,000	$796,250	$676,813	$1,337,237	$1,646,277	$936,000	$1,910,052	$4,317,487	$6,105,142
Steven E. English Senior Vice President, Chief Financial Officer	$387,545	$581,318	$249,054	$211,696	$645,268	$794,391	$206,691	$492,695	$1,488,558	$2,080,100
Kim B. Garland Senior Vice President, Director of Commercial Lines and State Auto Labs	$371,732	$557,599	$221,848	$188,571	$640,678	$788,741	$185,866	$438,844	$1,420,124	$1,973,755
Gregory A. Tacchetti Senior Vice President, Chief Information and Strategy Officer	$292,500	$438,750	$152,090	$129,277	$618,696	$761,679	$146,250	$328,826	$1,209,536	$1,658,532
Paul M. Stachura Senior Vice President, Chief CARE Officer	$286,000	$429,000	$161,428	$137,214	$617,563	$760,283	$143,000	$323,176	$1,207,991	$1,649,673
Impact of State Auto Group on Compensation of NEOs
Our executive compensation program reflects our corporate and management structure and our relationship with State Auto Mutual and its subsidiaries and affiliates. The Company and our subsidiaries operate and manage our businesses together with State Auto Mutual and its subsidiaries and affiliates under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team. See below "Related Person Transactions—Transactions Involving State Auto Mutual" for a discussion of these agreements.
As a result, our NEOs are also officers of State Auto Mutual and provide services to the Company, our subsidiaries, State Auto Mutual and its subsidiaries and affiliates (e.g., Mr. LaRocco serves as the President and Chief Executive Officer of both the Company and State Auto Mutual). Therefore, when determining the compensation of our NEOs, the Compensation Committee takes into account the services our NEOs perform for the Company and its subsidiaries and the services they perform for State Auto Mutual and its subsidiaries and affiliates. For 2018 and prior years, the Compensation Committee initially targeted the total amount of each element of compensation payable to our NEOs at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group, as opposed to insurance companies similar in size to the Company. (See below "How the Amount of Executive Compensation is Determined—Benchmarking of Executive Compensation Program Elements"). In addition, the performance measures applicable to the OTIP performance bonus award, the PAUs, the performance units, the performance-based restricted common shares and the performance-based deferred stock units awarded to our NEOs in 2018 are based on the performance of the personal and commercial segments of the State Auto Group (partially in the case of the performance-based deferred stock units, the vesting of which is also based on the compound annual growth rate of our stock price). The charts below set forth the total revenues and total assets of the median company within the NEO Peer Group (as defined below in "How the Amount of Executive Compensation is Determined—Benchmarking of Executive Compensation Program Elements") and the Company and the total net written premiums and total admitted assets of the State Auto Group, in each case for the year ended and at December 31, 2017 (the companies included in the NEO Peer Group used for 2018 compensation decisions were selected based on 2017 financial data).
Because our NEOs perform services for the Company and its subsidiaries and State Auto Mutual and its subsidiaries and affiliates, we generally allocated the compensation expenses in 2018 for such services as follows: 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates. However, the compensation of our NEOs as disclosed in this Proxy Statement includes all compensation expenses for the services performed by our NEOs for the Company, State Auto Mutual and the other members of the State Auto Group. As a result, any analysis conducted regarding the Company and its peers based on the compensation disclosed in this Proxy Statement should consider such disclosure includes compensation provided to our NEOs for services they performed for State Auto Mutual and the other members of the State Auto Group. The following table allocates the compensation reported for each NEO in the "Total" column of the Summary Compensation Table of this Proxy Statement between the Company as well as State Auto Mutual and certain of its other subsidiaries and affiliates based on the compensation expense allocation in effect on December 31, 2018 (i.e., 65% to the Company and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates):

	2018		2017		2016
	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual
Michael E. LaRocco	$4,024,757	$2,167,177	$1,076,249	$579,519	$1,100,657	$592,662
Steven E. English	$1,434,363	$772,349	$600,222	$323,197	$577,727	$311,084
Kim B. Garland	$1,385,654	$746,121	$454,522	$244,742	$497,351	$267,805
Gregory A. Tacchetti	$1,204,701	$648,685	$349,875	$188,394	$—	$—
Paul M. Stachura	$1,177,635	$634,111	$349,662	$188,280	$392,611	$211,406

Pay for Performance
The Compensation Committee conducted a pay for performance analysis comparing (i) the total realizable pay earned by our chief executive officer over the five-year period ended December 31, 2017, to the total realizable pay earned by the chief executive officers of each member of the NEO Peer Group over that period, and (ii) the total shareholder return ("TSR"), premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2017, to the TSR, premium growth, GAAP combined ratio, total equity growth and return on equity of the members of the NEO Peer Group over that period.
The total realizable pay used in our pay for performance analysis includes:

•	base salary earned during the five-year period;

•	actual annual cash bonuses earned during the period;

•	value of cash incentives earned for multi-year performance plans that began and ended during the period;

•
the vesting date value (as opposed to grant date value) of time-based restricted common share awards granted during the period and the value of any unvested restricted common share awards made during the period based on the Company’s stock price as of December 31, 2017; and

•
any exercised gains on options granted during the period and the paper value of any gains on any unexercised options received during the period based on the Company’s stock price as of December 31, 2017.

Based on input from its compensation consultant, Pay Governance LLC, the Compensation Committee concluded total realizable pay provides a more accurate basis for comparing the historical alignment of pay and performance than the information reported in the Summary Compensation Table. Unlike the amounts reported in the Summary Compensation Table, total realizable pay increases or decreases depending on our annual and long-term results and increases or decreases in our stock price and, as a result, better reflects the Company's performance in comparison to the results of our peers.
The Compensation Committee uses a five-year period in its analysis to provide a long-term perspective and includes multiple complete PAU performance periods. The Compensation Committee uses the NEO Peer Group (which includes insurance companies comparable to the State Auto Group in terms of both size and type of business) in its analysis because the Compensation Committee (i) takes into account the services our chief executive officer performs for the Company and the services he performs for State Auto Mutual and the other members of the State Auto Group when determining the amount of his compensation and (ii) uses competitive or median pay levels in our competitive market, which we define as insurance companies similar in size to the State Auto Group (see below "How the Amount of Executive Compensation is Determined—Benchmarking of Executive Compensation Program Elements" of this Proxy Statement for a more detailed description of the NEO Peer Group), as a starting point in making compensation decisions.
As shown in the chart below, (i) the total realizable pay earned by our chief executive officer during the five-year period ended December 31, 2017, placed the Company in the 24th percentile when compared to the NEO Peer Group (the individual members of which are identified as diamonds in the chart below) and (ii) the TSR of the Company over the five-year period ended December 31, 2017, placed the Company in the 45th percentile when compared to the NEO Peer Group. Relative pay and performance were aligned for the period examined, with relative results for shareholders slightly better than relative pay levels.

CEO PAY-PERFORMANCE ALIGNMENT

Realizable Pay vs. Total Shareholders Return

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State Auto Pay %ile Ranking vs. Peers
State Auto
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STFC TSR Performance %ile Ranking vs. Peers

The premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2017, placed the Company in the 7th percentile, 11th percentile, 15th percentile and 11th percentile, respectively, when compared to the NEO Peer Group. Based on the percentile rankings of the Company yielded by our pay for performance analysis, both the Compensation Committee and Pay Governance LLC concluded the compensation we paid to our chief executive officer for the five-year period ended December 31, 2017, was aligned with our performance for the period.
2018 "Say-on-Pay" Vote
We held our annual shareholder advisory vote regarding the compensation of our NEOs, commonly referred to as a "say-on-pay" vote, at our 2018 annual meeting of shareholders. Our shareholders overwhelmingly approved the compensation of our NEOs, with more than 99% of the votes cast in favor of our 2018 "say-on-pay" resolution. Since our 2018 annual meeting of shareholders, the Compensation Committee has considered the results of the 2018 "say-on-pay" vote in its evaluation of our executive compensation programs and practices. Based on the strong support our shareholders expressed at our 2018 annual meeting of shareholders, the Compensation Committee did not make any changes to our executive compensation program as a result of the 2018 "say-on-pay" vote.
Compensation Policies and Practices
We endeavor to maintain governance policies and practices that are consistent with what we believe represent current best practices, including with respect to the oversight of our executive compensation program. Our compensation policies and practices include the following:

•
No Tax Gross-Up Payments in Change of Control Agreements. The executive change of control agreements between the Company and our NEOs do not entitle our NEOs to any tax gross-up payments. (See below "Agreements with Named Executive Officers").

•
Stock Ownership Holding Periods. The Company's Ownership Guidelines (as defined below in "Stock Ownership Guidelines") require our Section 16 officers to hold the net amount of common shares obtained through the exercise of stock options or vesting of restricted common shares until the date on which the officer satisfies the applicable Ownership Target Amount (as defined below in "Stock Ownership Guidelines").

•
Anti-Hedging and Anti-Pledging Policies. All Company associates, including our NEOs, and members of the Board are prohibited from engaging in certain hedging transactions with respect to Company securities held by them. Our executive officers and members of the Board are also prohibited from pledging Company securities as collateral for a loan. (See below "Anti-Hedging and Anti-Pledging Policy").

•
Independent Compensation Consultant. The Compensation Committee's independent compensation consultant, Pay Governance LLC, is engaged directly by the Compensation Committee and performs services solely for the Compensation Committee.

•
"Clawback" Obligations and "Clawback" Policy. The employment agreement between the Company and Mr. LaRocco and the change of control agreements between the Company and our NEOs authorize the Board to require the NEO to repay all or any portion of the severance benefits paid to the NEO thereunder upon the occurrence of the events described below in "Agreements with Named Executive Officers" and require the Board to seek repayment of such severance benefits if the Board determines the NEO engaged in fraudulent conduct. In addition, our clawback policy requires the Company to seek to recover certain incentive compensation paid to our executive officers if the Company is required to prepare an accounting restatement (as defined in the clawback policy) or amend previously filed financial statements to correct errors to those financial statements. (See below "Clawback Policy")

•
Limited Committee Discretion to Increase Awards. The Compensation Committee may not increase awards to Covered Employees (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) under our short-term or long-term incentive plans, provided the Compensation Committee may grant discretionary awards to our NEOs under the OTIP and the 2017 Long-Term Incentive Plan. The Compensation Committee retains the discretion to decrease awards under our short-term and long-term incentive plans. None of our NEOs have been paid nor are eligible for multi-year guaranteed bonuses.

•	No Repricing of Underwater Stock Options. As stated in the 2009 Equity Plan, the Company will not reprice, replace or repurchase underwater stock options without first obtaining shareholder approval.

Executive Compensation Philosophy
The Compensation Committee and management believe the insurance industry is radically transforming and becoming increasingly competitive due to evolving industry and marketplace conditions, the introduction of new "non-traditional insurance" entities into the marketplace and changes in consumer expectations regarding product and delivery. The Compensation Committee determined that the evolution of the industry requires an executive compensation philosophy and objectives that focus on effectively recruiting, incentivizing, rewarding and retaining elite contributors. In furtherance of this focus, the Compensation Committee restructured our executive compensation program in recent years by: (i) replacing the Leadership Bonus Plan ("LBP") with the OTIP in 2016; (ii) replacing the State Auto Financial Corporation Long-Term Incentive Plan, as amended ("Prior LTIP"), and the 2009 Equity Plan with the 2017 Long-Term Incentive Plan in 2017; and (iii) aligning the performance measures and performance goals applicable to the awards under the OTIP with the performance measures and performance goals applicable to the awards under the 2017 Long-Term Incentive Plan in 2017. Our restructured executive compensation program seeks to promote the following philosophy and objectives:

•
Incentivize our Executives to Deliver Exceptional Results. The Compensation Committee modified the long-term equity compensation opportunity awarded to our executives by awarding performance units subject to our achievement of profitable growth instead of service-based stock options. The maximum long-term compensation opportunities the Compensation Committee awarded under the 2017 Long-Term Incentive Plan would exceed the maximum long-term compensation opportunities historically offered by traditional P&C insurers, but only when our management team delivers exceptional results.

•
Reward Profitable Growth. The Compensation Committee has historically utilized peer group and insurance industry compensation data to evaluate the competitiveness of the elements of our executive compensation program and to determine the value of the PAUs ultimately earned by our NEOs. As a result of the radical transformation of, and the increased competition in, the insurance industry, the Compensation Committee believes the Company now needs to attract and retain executive talent from both within and outside the insurance industry. In addition, the Compensation Committee wants the short-term and long-term incentive compensation awards to better focus management on achieving profitable growth. The Compensation Committee believes profitable growth (as measured by the combined ratio and net written premium growth (each as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group) is the most critical result for delivering long-term success and shareholder value. Accordingly, the Compensation Committee primarily values the short-term and long-term incentive compensation awarded to our executives based on the extent to which we achieve profitable growth instead of the compensation practices or performance of peer group companies or the insurance industry. The Compensation Committee believes subjecting all incentive compensation awards to performance measures based on profitable growth will: (i) enhance the alignment between pay and performance; (ii) solidify our One Team structure; (iii) allow us to remain competitive with other industries for top talent; (iv) increase accountability among our management team; (v) improve our ability to adapt to the evolving and increasingly competitive insurance industry; and (vi) align executive compensation with the value delivered to shareholders.

•
Increase Executive Ownership of Common Shares. Our restructured executive compensation program places a renewed focus on common share ownership within our management team, which we believe will more directly align the interests of management with the interests of our shareholders. We intend to achieve increased executive ownership of our common shares through the stock-settled performance units, restricted common shares, and deferred stock units awarded pursuant to the 2017 Long-Term Incentive Plan.

Each element of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance we believe will support our efforts to improve our performance and increase the price of our common shares over the long term. (See below "2018 Executive Compensation Program Elements").

How the Amount of Executive Compensation is Determined
Role of the Compensation Committee, Senior Management, Compensation Consultants and Other Advisors
In carrying out its responsibilities, the Compensation Committee requests and receives regular input and recommendations from the Board, management, the Board of Directors and Compensation Committee of State Auto Mutual, an executive compensation consultant and other advisors. The Compensation Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation issues and the Company's compensation issues and objectives. Management informs and assists the Compensation Committee in establishing and monitoring performance goals, and in refining our executive compensation program.
As a result of the sharing of services and compensation expenses among the Company and the other members of the State Auto Group (see above "Executive Summary—Impact of State Auto Group on Compensation of NEOs"), the Board of Directors and Compensation Committee of State Auto Mutual are involved in the performance evaluation process of our chief executive officer. In addition, the members of State Auto Mutual's Compensation Committee attend the meetings of the STFC Compensation Committee. (See above "Corporate Governance and Board of Directors—Committees of the Board of Directors").
In making compensation decisions related to both the form and the amount of compensation, the Compensation Committee has reviewed competitive information obtained from its compensation consultant. In 2018, the Compensation Committee engaged and utilized the services of Pay Governance LLC, a compensation consultant. During 2018, Pay Governance LLC attended and participated in Compensation Committee meetings and advised the Compensation Committee regarding: (i) the effectiveness, competitiveness and design of our overall executive compensation program, its policies and practices and specific compensation packages for our NEOs and other executives; (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies; (iii) the composition of the NEO Peer Group; (iv) the content and form of this Compensation Discussion and Analysis; (v) the alignment between the compensation of our NEOs and our performance; (vi) special requests of the Compensation Committee with respect to issues relating to the Company's executive compensation program; and (vii) long-term incentive plan design proposals. During 2018, the Company did not engage Pay Governance LLC or its affiliates for any services beyond its support of the Compensation Committee.
In 2018, the Compensation Committee requested and received completed questionnaires from Pay Governance LLC and the Compensation Committee's outside legal counsel relating to their respective independence. Based on the completed questionnaires and other factors, the Compensation Committee confirmed the independence of Pay Governance LLC and the Compensation Committee’s outside legal counsel and determined its engagement of Pay Governance LLC and the Compensation Committee's outside legal counsel did not raise any conflict of interest.
Benchmarking of Executive Compensation Program Elements
In 2018 and prior years, the Compensation Committee considered data from the following sources, along with an analysis of such data provided by its compensation consultant, to determine what constitutes competitive compensation for our NEOs:

•	proxy statements filed by other publicly-held insurance companies comparable to the State Auto Group in terms of both size and type of business (the "NEO Peer Group"); and

•	pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies and public and private financial services companies (the "Survey Data").
In addition to NEO Peer Group proxy statements and Survey Data, the Committee examines proxy statements filed by, and pay surveys of, other companies (including larger P&C companies, financial technology companies and technology companies) to determine whether modifications should be made to the Company's executive compensation program as the Company continues to grow and successfully implement its strategic plan.
NEO Peer Group
The Compensation Committee, with input from its compensation consultant and management, approves property and casualty insurance companies to be part of the NEO Peer Group based on their status as public companies and whether their size and business overlap with the State Auto Group, which is larger than the Company. Public companies are selected because they are required to publicly disclose detailed information in their SEC filings regarding the compensation of their NEOs and their executive compensation programs, which allows us to compare the competitiveness of the compensation of our NEOs with those of our public company competitors. In considering business overlap, companies are selected which have a significant portion of their business in personal and commercial automobile, homeowners, workers' compensation and commercial property and casualty insurance. The Compensation Committee considers premium volume, total assets, market capitalization and number of associates when determining whether a company's size overlaps with the State Auto Group. Companies similar in size to the State Auto Group are selected because our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. Some of the companies in the NEO Peer Group are larger than the State Auto Group while others are smaller. Normally, companies included in the NEO Peer Group are within one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spin offs and similar transactions.
The NEO Peer Group used for 2018 was comprised of the following 20 companies:

Alleghany Corporation	Allied World Assurance Company	AmTrust Financial Services, Inc.
Argo Group International Holdings, Ltd.	Aspen Insurance Holdings Limited	Cincinnati Financial Corporation
Erie Indemnity Company	Horace Mann Educators Corporation	Infinity Property & Casualty Corporation
Kemper Corporation	Mercury General Corporation	Old Republic International Corporation
OneBeacon Insurance Group, Ltd.	RLI Corp.	Safety Insurance Group, Inc.
Selective Insurance Group Inc.	The Hanover Insurance Group	The Navigators Group, Inc.
United Fire Group, Inc.	White Mountains Insurance Group
Survey Data
The Survey Data complements the NEO Peer Group information by providing broader comparisons, which allows us to more comprehensively assess the compensation we pay to our executive officers relative to the compensation paid in the insurance and financial services industry to similar positions. For the Company's officers who are not NEOs, Survey Data represents the primary source for pay information.
Use of Compensation Data
As a starting point when making compensation decisions, the Compensation Committee uses NEO Peer Group data that relates to a comparable position at the Company and Survey Data that relates to individuals in similar positions at insurers similar in size to the State Auto Group (which we refer to as our "competitive market") to determine competitive or median pay levels in the competitive market. However, in setting targets for the total amount and each element of compensation payable to each of our NEOs, the Compensation Committee evaluates the full range of pay opportunities in the market, which are derived from a variety of sources, including NEO Peer Group information and Survey Data, and the NEO's skills, experience, performance and strategic importance to the State Auto Group. Depending on this evaluation, the targets for the total amount and each element of compensation payable to each of our NEOs can be positioned at different levels in the competitive market. Certain compensation elements for Mr. LaRocco, such as base salary, retirement benefits, associate benefits and executive perquisites, are subject to the terms of his employment agreement. (See below "Agreements with Named Executive Officers—LaRocco Employment Agreement").
The Compensation Committee has also used the compensation data disclosed in the proxy statements of members of the NEO Peer Group to conduct pay for performance comparisons to help it understand if the outcomes of the Company's pay program have been reasonably aligned relative to the pay and performance results of the NEO Peer Group companies. The Compensation Committee has also used the Survey Data, in combination with information for the NEO Peer Group, to assess competitive pay levels and evaluate our executive compensation program and practices.

Use of Tally Sheets
The Compensation Committee uses tally sheets in its annual review of NEO compensation to review total compensation and each element of compensation provided to our NEOs. The tally sheets used by the Compensation Committee in its review of NEO compensation for 2018: (i) listed each individual element of compensation along with the amount earned in each category for 2015, 2016 and 2017 and (ii) listed the target and maximum amounts of incentive compensation payable for 2017. The tally sheets provide a useful perspective on the total value of NEO compensation and show how total compensation changes from year to year.

2018 Executive Compensation Program Elements
We believe the mix of elements in our executive compensation program supports its objectives and provides appropriate reward opportunities. Each of these elements is discussed separately below, other than associate benefits which we offer to our NEOs on the same basis as all of our other associates.
The Company applies the following principles in designing our executive compensation program to achieve the objectives of our executive compensation program:

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The Company does not have a prescribed mix between cash and non-cash compensation and short-term and long-term compensation, except for how it allocates long-term compensation between the various reward elements;

•
Neither the Compensation Committee nor the chief executive officer considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.
Some of our NEOs' compensation is governed by the terms of specific agreements between the NEO and the Company. (See below "Agreements with Named Executive Officers").
The following chart shows the elements of our executive compensation program for 2018, except for perquisites, which are minimal in nature.

*
In 2018, all of the NEOs were granted 50% of their total long-term incentive opportunity in the form of target PAUs and 50% in the form of target performance units. The PAUs and performance units awarded to the NEOs in 2018 are valued based on the net written premium (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined below in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the three-year period from January 1, 2018, through December 31, 2020.

Base Salary
Base Salary Adjustment Process
The Compensation Committee believes in order for the Company to attract and retain the caliber of executives it needs to achieve both short-term and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Compensation Committee may adjust the amount of a NEO's base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO's scope of responsibility or unique skills or expertise.

2018 Base Salaries of NEOs
The Compensation Committee set the 2018 base salaries of the NEOs in March of 2018 as set forth below. The adjustments were based on: (i) an evaluation of each individual’s skills, experience, performance and strategic importance to the State Auto Group; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

	2017 Base Salary ($)	2018 Base Salary ($)	Increase (%)
Michael E. LaRocco	925,000	1,040,000	12.4
Steven E. English	492,121	516,727	5.0
Kim B. Garland	467,588	495,643	6.0
Gregory A. Tacchetti(1)	404,250	450,000	11.3
Paul M. Stachura	397,359	440,000	10.7
(1) In June 2018, the Compensation Committee further increased Mr. Tacchetti's base salary to $480,000 (an increase of 6.67% from his base salary amount set in March of 2018) to compensate him for additional duties and responsibilities that he assumed at that time.

Short-Term Incentive Compensation
The OTIP is designed to: (i) provide incentives and rewards to associates who achieve performance goals and strategic objectives which significantly contribute to long-term profitable growth; (ii) focus associates on the key measures we believe will drive superior performance and increase shareholder value over the long term; and (iii) assist us in recruiting and retaining highly talented associates by providing competitive total rewards. In March of 2018, the Compensation Committee granted performance bonus awards under the OTIP to the NEOs as discussed below in "OTIP Performance Bonus Awards."
OTIP Performance Bonus Awards
Basis for OTIP Performance Bonus Awards
The OTIP provides for an annual cash incentive bonus opportunity for all of the Company's regular, active associates based upon the achievement of specified objective annual performance goals. The OTIP is designed to advance the interests of the Company and our shareholders by providing associates with a performance bonus for achieving the Company's strategic objectives. The OTIP performance bonus awards consisted solely of a Company performance component in 2018, which is consistent with our executive compensation program objective of better focusing management on achieving the results we believe are most critical for delivering long-term success and shareholder value.
OTIP Performance Bonus Award Process
Performance bonus awards under the OTIP consist of cash amounts payable upon the achievement of specified objective performance goals during a specified performance period. The performance goals for OTIP performance bonus awards are based upon the achievement of one or more performance measures of the Company, which may include one or more business segments or subgroups of the Company, over the performance period. Most performance periods will begin on the first day of the Company's fiscal year and end on the last day of that year. At the beginning of a performance period for a given OTIP performance bonus award, the Compensation Committee selects the performance measures for the award, establishes the performance goals for each performance measure and determines the amounts payable to each participant upon satisfaction of the performance goals. After the end of the performance period, management provides the Compensation Committee with the audited financial results achieved by the Company for each performance measure selected by the Compensation Committee. Based on this information, the Compensation Committee certifies the extent to which the performance goals were achieved and determines the amount of the award that is payable. The Compensation Committee has the discretion to determine the actual amount paid with respect to an OTIP performance bonus award that will be less than (but not greater than) the amount earned by the NEOs.
2018 OTIP Performance Bonus Awards
The payout structure established by the Compensation Committee for the 2018 OTIP performance bonus awards provides for a bonus ranging from 0% to 300% of the target bonus based on the extent to which we achieve the performance goals for the applicable performance measures as set forth in a performance matrix established by the Compensation Committee. The Compensation Committee believes this payout structure effectively incentivizes our NEOs because of the significant upside potential it provides to our participants if they deliver exceptional results. The following table shows the target and maximum amounts of the 2018 OTIP performance bonus awards both as a percentage of the NEO's annual base salary and as a dollar amount for each of the NEOs based on the potential achievement of the performance goals.

	Target		Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Michael E. LaRocco	120.0%	$1,248,000	360.0%	$3,744,000
Steven E. English	75.0%	$387,545	225.0%	$1,162,636
Kim B. Garland	75.0%	$371,733	225.0%	$1,115,198
Gregory A. Tacchetti	65.0%	$292,500	195.0%	$877,500
Paul M. Stachura	65.0%	$286,000	195.0%	$858,000
The Compensation Committee selected the combined ratio and net written premium growth of the personal and commercial segments of the State Auto Group as the performance measures for the OTIP performance bonus awards in 2018. The Compensation Committee selected these performance measures because it believes they represent the most critical results for delivering long-term success and shareholder value and to align the performance measures applicable to the awards under the OTIP with the performance measures applicable to the awards under the 2017 Long-Term Incentive Plan. The Compensation Committee excluded the results of the State Auto Group's specialty insurance segment from the performance measures due to the Company's decision in 2017 to exit the specialty business. These performance measures also apply to the PAUs and performance units awarded by the Committee to the NEOs in 2018.

•
"combined ratio" is a measure of the State Auto Group's statutory underwriting profitability (excluding the profitability of the State Auto Group's specialty insurance segment) and is equal to the sum of (i) the State Auto Group's loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) excluding the State Auto Group’s specialty insurance segment’s loss and loss adjustment expense ratio and (ii) the State Auto Group's expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income as a percentage of net written premium) excluding the State Auto Group’s specialty insurance segment's expense ratio, in each case based upon statutory accounting principles. Combined ratio includes positive or negative reserve development from prior years (excluding reserve development of the State Auto Group's specialty insurance segment). Combined ratio is expressed as a percentage, and a combined ratio of less than 100% indicates underwriting profitability.

•
"net written premium growth" is a measure of the growth in the State Auto Group's total direct written premium volume from existing sources and merger and acquisitions, excluding the total direct written premium volume of the State Auto Group's specialty insurance segment.

The target performance goals applicable to the combined ratio and net written premium growth performance measures for the 2018 OTIP performance bonus awards were 96% and 3%, respectively. The performance matrix for the 2018 OTIP performance bonus awards provides no bonus will be payable if we achieve a combined ratio of equal to or greater than 103% or net written premium growth of less than -5%. If we achieve the threshold combined ratio required to earn a maximum bonus (i.e., 96%), the performance matrix requires that we also achieve net written premium growth of no less than 19% to earn the maximum bonus. If we achieve the threshold net written premium growth required to earn a maximum bonus (i.e., 12%), the performance matrix requires that we also achieve a combined ratio of no more than 90% to earn the maximum bonus.
Target performance represents the Compensation Committee's anticipated median levels of performance in our industry during 2018. Given our recent performance, the target performance goals include an element of "stretch" performance. The performance goals which would result in a maximum bonus, if achieved, represent exceptional levels of performance the Compensation Committee believes are possible but may be extremely difficult to attain. The performance goals would result in a minimum bonus if achieved represent the lowest levels of performance the Compensation Committee believes would merit any form of financial reward. The Compensation Committee recognizes target performance may not be attained and believes providing for payments to be made for attaining minimum levels of profitability mitigates the incentive for NEOs and others to take excessive risks to achieve the target levels of performance.
The Compensation Committee retains the power to reduce, but not increase, the amounts payable to the NEOs pursuant to OTIP performance bonus awards. In 2018, the personal and commercial segments of the State Auto Group achieved a combined ratio of 98.8% and net written premium growth of 12.5%. As a result of such performance, the payout for each of our NEOs under the OTIP for 2018 as a percentage of the target bonus (where the target percentage equals 100%) was 150% of the target dollar amount set forth in the table above.

Long-Term Incentive Compensation
2018 Long-Term Incentive Compensation Awards
In 2018, the Compensation Committee awarded long-term equity incentive compensation to our NEOs in the form of performance units under the 2017 Long-Term Incentive Plan and long-term cash incentive compensation to our NEOs in the form of PAUs under the 2017 Long-Term Incentive Plan. For 2018, the Compensation Committee provided 50% of each NEO's total long-term incentive compensation opportunity in the form of target performance unit awards and 50% in the form of target PAUs. The Compensation Committee established this allocation to effectively manage share usage and control the dilution of the interests of our shareholders, including our largest shareholder State Auto Mutual.
2018 Performance Award Unit Awards
The Compensation Committee annually awards a target number of PAUs to our NEOs, which are paid in cash at the end of a three-year performance period. The Compensation Committee structured the PAU awards made to our NEOs in 2018 to: (i) effectively incentivize our NEOs by providing significant upside potential to our NEOs if they deliver sustained exceptional results; (ii) focus our NEOs on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; (iii) be consistent with the structure of the OTIP performance bonus awards, the performance unit awards and the performance-based restricted stock awards, which the Compensation Committee believes will solidify our One Team structure; and (iv) align pay and performance. PAUs also serve the purpose of limiting shareholder dilution as they are paid in cash.
The PAUs awarded to the NEOs in 2018 will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2018, through December 31, 2020, based on the net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period. The Compensation Committee selected these performance measures as representative of the most critical results for delivering long-term success and shareholder value and to align the performance measures applicable to the 2018 PAU awards with the performance measures applicable to the 2018 OTIP performance bonus awards, the 2018 performance unit awards and the 2018 performance-based restricted stock awards. The payout structure established by the Compensation Committee for the 2018 PAU awards provides the actual number of PAUs that will vest and be earned will range from 0% to 500% of the target number of PAUs awarded based on the extent to which we achieve the performance goals for the performance measures as set forth in a performance matrix established by the Compensation Committee. Each vested and earned PAU will be settled in cash for $1.00. The same performance goals apply to each NEO.

The performance goals which would result in the vesting of the target number of PAUs, if achieved, represent the Compensation Committee's anticipated median levels of performance in our industry during the performance period. Given our recent performance, the target performance goals include an element of "stretch" performance. The performance goals that would result in the vesting of the maximum number of PAUs, if achieved, represent exceptional levels of performance the Compensation Committee believes are possible but may be extremely difficult to attain. The performance goals that would result in the vesting of the minimum number of PAUs if achieved represent the lowest levels of performance the Compensation Committee believes would merit any form of financial reward. The Compensation Committee recognizes target performance may not be attained and believes providing for payments to be made for attaining minimum levels of profitability mitigates the incentive for NEOs and others to take excessive risks to achieve the target levels of performance.

Additionally, the NEO must remain employed by us through the end of the performance period for the PAUs to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of PAUs will vest and be earned, prorated to the date of death or disability. If the NEO retires or is terminated through a reduction in force before the end of the performance period, a prorated portion of the PAUs which would have vested (based on actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the PAUs not vested due to inadequate Company performance or termination of employment will be forfeited.

For the 2018-2020 performance period, our NEOs received the target number of PAUs with the target and maximum values described below:

	2018 Target Units (#)	Target Award Value ($)	Maximum Award Value ($)
Michael E. LaRocco	936,000	936,000	4,680,000
Steven E. English	206,691	206,691	1,033,454
Kim B. Garland	185,866	185,866	929,331
Gregory A. Tacchetti	146,250	146,250	731,250
Paul M. Stachura	143,000	143,000	715,000
2018 Performance Unit Awards
In 2018, the Compensation Committee granted long-term equity compensation to our NEOs in the form of performance unit awards to: (i) effectively incentivize our NEOs by providing significant upside potential to our NEOs if they deliver sustained exceptional results; (ii) focus our NEOs on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; (iii) be consistent with structure of the OTIP performance bonus awards, the PAU awards and the performance-based restricted stock awards, which the Compensation Committee believes will solidify our One Team structure; and (iv) align pay with performance.

The performance units awarded to the NEOs in 2018 will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2018, through December 31, 2020, based on the net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period. The Compensation Committee selected these performance measures because it believes they represent the most critical results for delivering long-term success and shareholder value and to align the performance measures applicable to the 2018 performance unit awards with the performance measures applicable to the 2018 OTIP performance bonus awards, the 2018 PAU awards and the 2018 performance-based restricted stock awards. The payout structure established by the Compensation Committee for the 2018 performance unit awards provides the actual number of performance units that will vest and be earned will range from 0% to 500% of the target number of performance units awarded based on the extent to which we achieve the performance goals for the performance measures as set forth in a performance matrix established by the Compensation Committee. The same performance goals apply to each NEO.

The performance goals which would result in the vesting of the target number of performance units, if achieved, represent the Compensation Committee's anticipated median levels of performance in our industry during the performance period. Given our recent performance, the target performance goals include an element of "stretch" performance. The performance goals that would result in the vesting of the maximum number of performance units, if achieved, represent exceptional levels of performance the Compensation Committee believes are possible but may be extremely difficult to attain. The performance goals that would result in the vesting of the minimum number of performance units, if achieved, represent the lowest levels of performance the Compensation Committee believes would merit any form of financial reward. The Compensation Committee recognizes target performance may not be attained and believes providing for payments to be made for attaining minimum levels of profitability mitigates the incentive for NEOs and others to take excessive risks to achieve the target levels of performance.

The Company intends to settle vested performance units in whole common shares, but reserves the right to settle in cash if appropriate. The performance units have no dividend or voting rights. Additionally, the NEO must remain employed by us through the end of the performance period for the performance units to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of performance units will vest and be earned. If the NEO retires before the end of the performance period, the performance units will vest at the end of the performance period and be earned as if the NEO had remained employed with the Company during the entire performance period. In the event of the NEO's termination through a reduction in force before the end of the performance period, a prorated portion of the performance units that would have vested (based on actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the performance units not vested due to inadequate performance or termination of employment will be forfeited.

For the 2018-2020 performance period, our NEOs received the following target number of performance units:

2018 Target Units (#)
Michael E. LaRocco	33,851
Steven E. English	7,475
Kim B. Garland	6,722
Gregory A. Tacchetti	5,289
Paul M. Stachura	5,171
Retention Equity Awards
In 2018, the Compensation Committee awarded retention equity awards to our NEOs in the form of restricted common shares under the 2017 Long-Term Incentive Plan and to Mr. LaRocco in the form of deferred stock units under the 2017 Long-Term Incentive Plan pursuant to his employment agreement.
2018 Restricted Common Share Awards
In March of 2018, the Compensation Committee granted a retention award consisting of 10,000 time-based restricted common shares and 10,000 performance-based restricted common shares under our 2017 Long-Term Incentive Plan to each of Messrs. English, Garland, Tacchetti and Stachura. The Compensation Committee granted these retention equity awards as a result of the significant efforts of the NEOs in transforming the Company and the Company's need to retain the members of its senior leadership team to continue making progress in transforming the Company and improving the Company's operating results and performance. The Compensation Committee believes that the continuity of the Company's senior leadership team in 2018 was instrumental in achieving the Company's 2018 operating results and performance.

The time-based restricted common shares vest equally in one-quarter increments over a four-year period beginning on December 31, 2018. All unvested time-based restricted common shares will vest immediately upon the NEO's death, disability or retirement. If the NEO's employment terminates before the end of the vesting period for any reason other than his death, disability or retirement, all of the time-based restricted common shares will be forfeited as of the date of termination.

The performance-based restricted common shares will vest equally in one-quarter increments over a four-year period beginning on the first anniversary of the grant date based upon our achievement of the performance goals applicable to our annual cash incentive bonus program for the calendar year prior to the vesting date. The number of shares of restricted stock that will vest on each vesting date will be calculated by multiplying 2,500 by the percent of the target annual cash incentive bonus earned for the calendar year prior to the vesting date based on the extent to which we achieve the performance goals for the applicable performance measures as set forth in the performance matrix established by the Compensation Committee, provided that the maximum number of shares that may vest on each vesting date is 2,500. Accordingly, 2,500 restricted common shares vested on the first anniversary of the grant date based on the extent to which the personal and commercial segments of the State Auto Group achieved combined ratio and net written premium growth in 2018 (i.e., the performance measures for the OTIP annual cash incentive bonus awards for 2018).

All unvested performance-based restricted common shares will vest immediately upon the NEO's death or disability. If the NEO retires before an applicable vesting date, one-quarter of the performance-based restricted common shares will vest and any remaining unvested performance-based restricted common shares will be forfeited. If the NEO's employment terminates before the end of the performance period for any reason other than his death, disability or retirement, all of the unvested performance-based restricted common shares will be forfeited as of the date of termination. The NEO is entitled to receive dividend equivalents on both the time-based and performance-based restricted common shares, provided that such dividend equivalents are subject to the same vesting requirements that apply to the restricted common shares.

Also in March of 2018, the Compensation Committee granted to each NEO an additional award of time-based restricted common shares under our 2017 Long-Term Incentive Plan. Under these awards, each NEO was granted the following number of restricted common shares:

2018 Restricted Common Share Awards
Michael E. LaRocco	8,363
Steven E. English	3,337
Kim B. Garland	3,171
Gregory A. Tacchetti	2,376
Paul M. Stachura	2,335
These restricted common shares will vest equally in one-third increments over a three-year period beginning on December 31, 2018. All unvested restricted common shares will vest immediately upon the NEO's death, disability or retirement. If the NEO's employment terminates before the end of the vesting period for any reason other than his death, disability or retirement, all of the time-based restricted common shares will be forfeited as of the date of termination. The NEO is entitled to receive dividend equivalents on the restricted common shares, provided that such dividend equivalents are subject to the same vesting requirements that apply to the restricted common shares.

2018 Deferred Stock Unit Awards
In March of 2018, the Compensation Committee granted 20,000 time-based deferred stock units and 20,000 performance-based deferred stock units under our 2017 Long-Term Incentive Plan to Mr. LaRocco pursuant to his employment agreement. The time-based deferred stock units will vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date. All unvested time-based deferred stock units will vest immediately upon Mr. LaRocco's death, disability or retirement. If Mr. LaRocco's employment terminates before the end of the vesting period for any reason other than his death, disability or retirement, all of the time-based deferred stock units will be forfeited as of the date of termination. The performance-based deferred stock units will vest and be earned, if at all, based on the combined ratio of the personal and commercial segments of the State Auto Group during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018, through March 1, 2021. All unvested performance-based deferred stock units will vest immediately upon Mr. LaRocco's death or disability. If Mr. LaRocco retires during the performance period, the performance-based deferred stock units will vest based upon our achievement of the performance goals during the performance period. If Mr. LaRocco's employment terminates before the end of the performance period for any reason other than his death, disability or retirement, all of the performance-based deferred stock units will be forfeited as of the date of termination. Mr. LaRocco is entitled to receive dividend equivalents on the deferred stock units, provided that such dividend equivalents are subject to the same vesting requirements that apply to the deferred stock units.

Retirement and Deferred Compensation
Retirement Plans
We maintain a defined benefit pension plan, referred to as our "Retirement Plan," to recognize the career contributions and service of our associates, assist in the retention of our associates and provide our associates with income continuity into retirement. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our "SERP," to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. Mr. English is the only current NEO who is eligible to participate in the Retirement Plan and SERP. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other associates upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. Under the Retirement Plan, an associate's period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. Under the SERP, the amount of retirement benefits an associate would be eligible to receive is determined solely by the associate's actual period of service.
Defined Contribution Plan/401(k) Plan
We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code, which we refer to as our "RSP." The RSP is intended to help ensure the long-term financial stability of our associates. Participation in the RSP is available on the same terms to all of our associates, including our NEOs. Each participant can elect to contribute from 1%

to 50% of his or her base salary to the RSP, subject to the limits imposed by the Internal Revenue Service. The Company may make a discretionary matching contribution of 100% of each participant's RSP contributions for the first 1% of base salary, plus 50% of each participant's RSP contribution between 2% and 6% of base salary, subject to limits imposed by the Internal Revenue Service. In 2010, all of our associates hired before January 1, 2010, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010, in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, under which the Company annually contributes to the RSP an additional amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an associate elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. See "Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan" for more information regarding the RSP.
Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan
We maintain a non-qualified, unfunded deferred compensation plan for eligible key associates, which we refer to as our "Shadow Plan." Non-qualified plans provide highly compensated associates with the same retirement savings opportunities, on a relative basis, as other associates. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Associates eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who may choose to defer a portion of their salary beyond the amount matched by the RSP. Each associate who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis contributions are matched under the RSP, provided no more than 6% of any associate's base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. See below "Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan" for more information regarding the Shadow Plan.
Executive Perquisites and Other Compensation
We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are below the typical practices of companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that helps us attract and retain the best executives. Certain NEOs are also entitled under the terms of their hiring arrangements to the reimbursement of certain travel expenses, and for the gross-up of related taxes.

Looking Forward-2019 Executive Compensation
The Compensation Committee engaged Pay Governance LLC to serve as its independent outside compensation consultant for 2019. In the course of the engagement, Pay Governance LLC reviewed our executive compensation program as a whole and each principal element of the program.
After reviewing our executive compensation program, consulting with Pay Governance LLC and receiving input from our chief executive officer and other members of management, in the first quarter of 2019, the Compensation Committee established our 2019 executive compensation program, the principal elements of which are summarized below.
2019 Base Salaries of NEOs
The Compensation Committee set the 2019 base salaries of the NEOs in February of 2019. The adjustments were based on: (i) an evaluation of each individual's skills, experience, performance and strategic importance to the State Auto Group; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company's overall merit increase budget and policies.

	2018 Base Salary ($)	2019 Base Salary ($)	Increase (%)
Michael E. LaRocco	1,040,000	1,090,024	4.8
Steven E. English	516,727	533,521	3.3
Kim B. Garland	495,643	515,469	4.0
Gregory A. Tacchetti	480,000	494,400	3.0
Paul M. Stachura	440,000	458,700	4.3

2019 OTIP Performance Bonus Awards
For 2019, each NEO is eligible to receive a cash performance bonus payable based upon the achievement of specified objective performance goals during 2019. The Compensation Committee selected the combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group as the performance measures for the OTIP performance bonus awards for each of the NEOs in 2019. The Compensation Committee excluded the result of the State Auto Group's specialty insurance segment from the performance measures due to the Company's decision in 2017 to exit the specialty business. The actual performance bonus payable to each NEO may be increased by up to 300% (from the target bonus) if we achieve the maximum performance levels for both of the performance measures and be decreased to zero if we fail to meet the minimum performance levels for the net written premium growth and/or combined ratio.
The following table shows the target and maximum amounts of the 2019 OTIP performance bonus awards, both as a percentage of the NEO's annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the applicable performance goals.

	Target		Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Michael E. LaRocco	120%	$1,308,029	360%	$3,924,086
Steven E. English	85%	$453,493	255%	$1,360,479
Kim B. Garland	85%	$438,149	255%	$1,314,446
Gregory A. Tacchetti	85%	$420,240	255%	$1,260,720
Paul M. Stachura	75%	$344,025	225%	$1,032,075
2019 Performance Unit Awards
In February of 2019, the Compensation Committee granted to each NEO a performance unit award under our 2017 Long-Term Incentive Plan. Under these performance unit awards, each NEO was granted the following target number of performance units:

2019 Performance Unit Awards (Target # of Performance Units)
Michael E. LaRocco	29,136
Steven E. English	7,130
Kim B. Garland	6,889
Gregory A. Tacchetti	6,607
Paul M. Stachura	5,108
The performance units will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2019, through December 31, 2021, based on the net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period. The payout structure established by the Compensation Committee for the 2019 performance unit awards provides the actual number of performance units that will vest and be earned may increase to an amount equal to 500% of the target number of performance units awarded if we achieve the maximum performance goals for both of the performance measures and decrease to zero if we fail to meet the minimum performance levels for both of the performance measures. The Company intends to settle vested performance units in whole common shares, but reserves the right to settle in cash if appropriate. The performance units have no dividend or voting rights.
The NEO must remain employed by us through the end of the performance period for the performance units to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of performance units will vest and be earned. If the NEO retires before the end of the performance period, the performance units will vest at the end of the performance period and be earned as if the NEO had remained employed with the Company during the entire performance period. In the event of the NEO's termination through a reduction in force before the end of the performance period, a prorated portion of the performance units that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the performance units not vested due to inadequate performance or termination of employment will be forfeited.
2019 PAU Awards
In February of 2019, the Compensation Committee granted to each NEO a PAU award under our 2017 Long-Term Incentive Plan. Under these PAU awards, each NEO was granted the following target number of PAUs:

2019 PAU Awards (Target # of PAUs)
Michael E. LaRocco	981,022
Steven E. English	240,084
Kim B. Garland	231,961
Gregory A. Tacchetti	222,480
Paul M. Stachura	172,013
The PAUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2019, through December 31, 2021, based on the net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") during the performance period. The payout structure established by the Compensation Committee for the 2019 PAU awards provides the actual number of PAUs that will vest and be earned may increase to an amount equal to 500% of the target number of PAUs awarded if we achieve the maximum performance goals for both of the performance measures and decrease to zero if we fail to meet the minimum performance levels for both of the performance measures. The same minimum, target and maximum performance levels apply to each NEO. Each vested and earned PAU will be settled in cash for $1.00.
The NEO must remain employed by us through the end of the performance period for the PAUs to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of PAUs will vest and be earned, prorated to the date of death or disability. If the NEO retires or is terminated through a reduction in force before the end of the performance period, a prorated portion of the PAUs which would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the PAUs not vested due to inadequate Company performance or termination of employment will be forfeited.

Contractual Arrangements with Named Executive Officers
Employment Agreements
The Company's only current employment agreement is with Mr. LaRocco, its Chairman, President and Chief Executive Officer. The Company believes having an employment agreement in place with Mr. LaRocco ensures leadership stability and focus and assists in long-term retention. The Company also believes continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, also furthers the objectives of our executive compensation program.
The terms of Mr. LaRocco's employment agreement were the result of arm's length negotiations between the Compensation Committee and Mr. LaRocco. As is the case with most executive employment agreements, our employment agreement with Mr. LaRocco addresses separation and severance benefits in connection with the termination of his employment with us, either prior to or at the end of the employment term. We believe that these provisions benefit both the Company and the executive because they provide a clear understanding of the rights and obligations of the parties upon events resulting in the termination of the employment relationship. The terms of the employment agreement with Mr. LaRocco, including the severance and separation benefits provided to Mr. LaRocco upon the occurrence of certain termination events, are described in detail below under "Agreements with Named Executive Officers—LaRocco Employment Agreement."

Change of Control Agreements
Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company. Change of control agreements also serve our shareholders' interests by ensuring senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. The terms of the change of control agreements with our NEOs are described in detail below under "Agreements with Named Executive Officers." The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under "Potential Payments Upon Termination or Change of Control."

Tax Deductibility of Executive Compensation
The Company's ability to deduct certain elements of compensation paid to each of its Chief Executive Officer and the three other most highly compensated executive officers (other than its Chief Financial Officer) is generally limited to $1.0 million annually under IRC § 162(m). To ensure the maximum tax deduction allowable, the Company historically attempted to structure the performance-based awards under the OTIP and the 2017 Long-Term Incentive Plan to qualify as performance-based compensation under IRC § 162(m). The Tax Cuts and Jobs Act (“Tax Act”) enacted into law in December of 2017 eliminates the qualified performance-based exception to the $1 million deduction limit and subjects the Chief Executive Officer and certain other executive officers of the company to the $1 million limitation for taxable years beginning after December 31, 2017. The Tax Act includes a grandfathering provision for compensation paid pursuant to a written binding contract in effect on or before November 2, 2017, that has not been modified in any material way since that date. Based on current guidance, we believe our performance-based awards granted on and prior to November 2, 2017, are in compliance with the grandfathering provision and will remain deductible. However, performance-based awards granted after November 2, 2017, will likely be subject to the limitations on deductibility under Section 162(m) as expanded by the Tax Act.

Stock Ownership Guidelines
We have adopted stock ownership guidelines ("Ownership Guidelines") for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive compensation program and primary reasons for awarding equity compensation—to build appropriate levels of common share ownership among our executive team. Each person subject to the Ownership Guidelines is advised to acquire and maintain ownership of a designated number of common shares based on the person's position with us (the "Ownership Target Amounts"). Our Stock Ownership Guidelines also encourage our Section 16 officers to hold the net amount of common shares they obtain through the exercise of stock options or the vesting of restricted common shares or other applicable equity-based awards until the date on which the officer satisfies the Ownership Target Amounts.
Equity grants vary based on an individual's level in the Company, our competitive market data, the scope of the NEO's responsibility and the number of common shares available for issuance under our equity compensation plans. As a result, it makes sense to also vary the level of ownership we require of these individuals based on their level in the Company and the number of equity grants they receive. The following Ownership Target Amount categories will remain in place until changed by the Compensation Committee:

Position	Ownership Target Amount
Chairman/Chief Executive Officer	100,000 common shares
Senior Vice President	15,000 common shares
Vice President	7,000 common shares
Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary, up to Employee Stock Purchase Plan limits, through a payroll deduction plan. All common shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested time-based restricted common shares and time-based deferred stock units. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested "in-the-money" stock options.

The following table shows the Ownership Target Amounts for the NEOs and the number of common shares currently owned by the NEOs as of March 15, 2019.

	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO(1)	Time-Based Unvested Restricted Stock Owned by NEO(2)(3)	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Michael E. LaRocco	100,000	18,175	19,641	51,139	88,955
Steven E. English	15,000	28,186	10,093	26,730	65,009
Kim B. Garland	15,000	6,104	9,879	77,936	93,919
Gregory A. Tacchetti	15,000	2,778	9,147	7,700	19,625
Paul M. Stachura	15,000	8,939	9,083	11,544	29,566

(1) One-third of vested "in the money" stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company's common shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 15, 2019, and "in the money" based on a price of $33.91, which represents the average closing price for the Company's common shares during the 30-day period ending on March 15, 2019.

(2) Includes dividend equivalents reinvested in our common shares of: Mr. LaRocco—731; Mr. English—368; Mr. Garland—265; Mr. Tacchetti—63; and Mr. Stachura—26.
(3) Excludes performance based unvested restricted stock of 7,500 shares for Mr. English, Mr. Garland, Mr. Tacchetti and Mr. Stachura.

Clawback Policy
Our clawback policy provides that if the Company is required to prepare an accounting restatement or amend previously filed financial statements to correct errors to those financial statements, the Company will seek to recover from any current and future Section 16 officer of the Company the portion of pre-tax incentive compensation granted and paid to the officer on or after March 1, 2016, in excess of what should have been paid to the officer if the payment was determined based on the restated or amended financial statements.

Anti-Hedging and Anti-Pledging Policy
Our anti-hedging policy prohibits all Company associates, including our NEOs, and members of the Board from engaging in certain hedging transactions relating to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party (e.g., the purchase or sale of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds). Our executive officers and members of the Board are also subject to a policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Summary Compensation Table for 2018

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other (6)	Total
Michael E. LaRocco	2018	$1,037,789	$—	$3,209,197	$—	$1,872,000	$—	$72,948	$6,191,934
Chairman, President and Chief Executive Officer	2017	$911,539	$—	$686,811	$—	$340,340	$—	$57,418	$1,996,108
	2016	$869,230	$262,500	$160,710	$247,279	$—	$—	$153,600	$1,693,319
Steven E. English	2018	$510,103	$—	$1,058,636	$—	$581,318	$40,474	$16,182	$2,206,713
Senior Vice President and Chief Financial Officer	2017	$488,575	$—	$177,162	$—	$106,392	$240,359	$17,323	$1,029,811
	2016	$475,731	$107,764	$50,274	$77,348	$78,975	$154,595	$23,099	$967,786
Kim B. Garland	2018	$488,090	$—	$1,012,405	$—	$557,599	$—	$73,681	$2,131,775
Senior Vice President, Director of Commercial Lines and State Auto Labs	2017	$464,219	$—	$157,798	$—	$94,380	$—	$77,248	$793,645
	2016	$451,595	$102,392	$44,782	$68,901	$—	$—	$97,486	$765,156
Gregory A. Tacchetti	2018	$465,967	$—	$911,178	$—	$438,750	$—	$37,491	$1,853,386
Senior Vice President, Chief Information and Strategy Officer	2017	$399,067	$—	$118,238	$—	$21,667	$—	$20,963	$559,935
Paul M. Stachura	2018	$439,182	$—	$903,519	$—	$429,000	$—	$40,045	$1,811,746
Senior Vice President, Chief CARE Officer	2017	$393,245	$—	$116,207	$—	$117,157	$—	$28,490	$655,099
	2016	$380,443	$69,759	$32,590	$50,135	$—	$—	$71,090	$604,017

(1)
The dollar amounts shown in this column for 2016 represent the discretionary cash bonus awarded by the Compensation Committee to the NEOs as permitted under the OTIP in an amount equal to 30% of the target amount of the NEO's 2016 OTIP performance bonus award. For Mr. Stachura, this amount also includes a $6,716 signing bonus paid to him in connection with his hiring.

(2)
For 2018, this dollar amount represents the aggregate grant date fair value of the performance units, restricted common shares and deferred stock units awarded to the NEOs under our 2017 Long-Term Incentive Plan during 2018 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). These amounts do not represent the actual amounts that will be realized by the NEOs with respect to such awards.

The actual number of performance units awarded in 2018 that will vest and be earned (if any) by each NEO will be based on the net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the applicable performance period (which began on January 1, 2018, and ends on December 31, 2020, for the performance units awarded in 2018). The grant date fair value of the performance units awarded in 2018 reflected in the Summary Compensation Table is as follows: Mr. LaRocco, $1,871,960; Mr. English, $413,368; Mr. Garland, $371,727; Mr. Tacchetti, $292,482; and Mr. Stachura, $285,956. The aggregate grant date fair value of the performance units awarded in 2018 assuming we achieve the maximum performance level is as follows: Mr. LaRocco, $9,359,802; Mr. English, $2,066,838; Mr. Garland, $1,858,633; Mr. Tacchetti, $1,462,409; and Mr. Stachura, $1,429,782. See "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Long-Term Equity and Cash Incentive Compensation—2018 Performance Unit Awards" for more information concerning the performance units awarded in 2018.

In March of 2018, the Compensation Committee granted retention awards to our NEOs consisting of time-based restricted common shares and performance-based restricted common shares under our 2017 Long-Term Incentive Plan. The actual number of performance-based restricted common shares that will vest and be earned (if any) by each NEO will be based on our achievement of the performance goals applicable to our annual cash incentive bonus program for the calendar year prior to the vesting date. The grant date fair value of the time-based restricted common shares awarded in 2018 reflected in the Summary Compensation Table is as follows: Mr. LaRocco, $231,237; Mr. English, $368,768; Mr. Garland, $364,178; Mr. Tacchetti, $342,196; and Mr. Stachura, $341,063. The grant date fair value of the performance-based restricted common shares awarded in 2018 reflected in the Summary Compensation Table is as follows: Mr. English, $276,500; Mr. Garland, $276,500; Mr. Tacchetti, $276,500; and Mr. Stachura, $276,500. See "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Restricted Common Share Awards" for more information concerning the performance units awarded in 2018.
In March of 2018, the Compensation Committee granted a retention award to Mr. LaRocco consisting of time-based deferred stock units and performance-based deferred stock units under our 2017 Long-Term Incentive Plan pursuant to his employment agreement. The actual number of performance-based deferred stock units that will vest and be earned (if any) by Mr. LaRocco will be based on the combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018, through March 1, 2021. The grant date fair value of the time-based deferred stock units awarded to Mr. LaRocco in 2018 reflected in the Summary Compensation Table is $553,000. The grant date fair value of the performance-based deferred stock units awarded to Mr. LaRocco in 2018 reflected in the Summary Compensation Table is $553,000. See "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Deferred Stock Unit Awards" for more information concerning the performance units awarded in 2018.
For 2017, this dollar amount represents the grant date fair value of the performance units awarded under our 2017 Long-Term Incentive Plan during 2017 calculated in accordance with ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the NEOs with respect to such awards. The actual number of performance units that will vest and be earned (if any) by each NEO will be based on net written premium growth and combined ratio during the applicable performance period (which began on January 1, 2017, and ends on December 31, 2019, for the performance units awarded in 2017). The aggregate grant date fair value of the performance units awarded in 2017 assuming we achieve the maximum performance level is as follows: Mr. LaRocco, $3,434,054; Mr. English, $885,809; Mr. Garland, $788,990; Mr. Tacchetti, $591,192; and Mr. Stachura, $581,033
For 2016, this dollar amount represents the grant date fair value of the restricted common shares awarded under our 2009 Equity Plan during 2016. The grant date fair value of the restricted common shares was determined by multiplying the closing price of our common shares on the date of grant by the number of restricted common shares granted.

(3)
The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in 2016. The grant date fair value of each stock option granted was calculated in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations, see Note 14 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2018.

(4)
For 2018, non-equity incentive plan compensation, the dollar amounts shown in this column reflect the OTIP performance award earned in 2018 by each NEO. The amounts earned in 2018 by the NEOs with respect to the PAUs awarded in 2016 under our Prior LTIP for the 2016-2018 performance period are not included in this column as the results for the 2016-2018 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2019.

For 2017 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2017 by each NEO under the OTIP performance bonus award for 2017 and the PAUs awarded under the Prior LTIP for the 2015-2017 performance period:

	OTIP Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Michael E. LaRocco	—	340,340	340,340
Steven E. English	—	106,392	106,392
Kim B. Garland	—	94,380	94,380
Gregory A. Tacchetti	—	21,667	21,667
Paul M. Stachura	—	117,167	117,167
For 2016 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2016 by each NEO under the OTIP performance award for 2016 and the PAUs awarded under the Prior LTIP for the 2014-2016 performance period:

	OTIP Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Michael E. LaRocco	—	—	—
Steven E. English	—	78,975	78,975
Kim B. Garland	—	—	—
Paul M. Stachura	—	—	—

(5)
The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(6)	The table below shows the components of the "All Other Compensation" column for 2016 through 2018.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Relocation Payments ($)(c)	Other ($)(d)	Total ($)
Michael E. LaRocco	2018	61,514	6,545	4,889	—	—	72,948
	2017	45,404	5,869	6,145	—	—	57,418
	2016	97,596	11,107	3,864	41,033	—	153,600
Steven E. English	2018	6,875	6,681	2,626	—	—	16,182
	2017	9,275	5,869	2,179	—	—	17,323
	2016	9,275	11,107	2,717	—	—	23,099
Kim B. Garland	2018	41,488	6,545	2,254	4,591	18,803	73,681
	2017	29,748	5,869	832	—	40,799	77,248
	2016	51,802	11,107	624	2,088	31,865	97,486
Gregory A. Tacchetti	2018	32,923	2,681	1,887	—	—	37,491
	2017	20,393	—	570	—	—	20,963
Paul M. Stachura	2018	31,584	6,545	1,916	—	—	40,045
	2017	22,016	5,869	605	—	—	28,490
	2016	35,864	11,107	454	23,665	—	71,090

(a)
The dollar amounts in this column reflect Company-paid matches and contributions under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matches or contributions received preferential earnings or interest.

(b)
The dollar amounts in this column reflect spousal/guest travel hosting on agent incentive trips and gross-up payments for the taxes incurred by the NEOs in connection with their receipt of such payments.

(c)
The dollar amount in this column for 2018 reflects $4,591 in payments made to Mr. Garland to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio. The dollar amounts in this column for 2016 reflect: (i) $41,033 in payments made to Mr. LaRocco to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $14,318 in gross-up payments for the taxes incurred by Mr. LaRocco in connection with his receipt of such payments); (ii) $2,088 in payments made to Mr. Garland to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $696 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments); and (iii) $23,665 in payments made to Mr. Stachura to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $8,779 in gross-up payments for the taxes incurred by Mr. Stachura in connection with his receipt of such payments).

(d)
The dollar amount in this column for 2018 reflects $18,803 in payments made to Mr. Garland to reimburse him for travel expenses (including $5,707 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments). The dollar amount in this column for 2017 reflects $40,799 in payments made to Mr. Garland to reimburse him for travel expenses (including $13,607 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments). The dollar amount in this column for 2016 reflects $31,865 in payments made to Mr. Garland to reimburse him for travel expenses (including $10,627 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments).

Grants of Plan-Based Awards in 2018

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)		Estimated Future Payouts Equity Incentive Plan Awards ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Michael E. LaRocco
Performance Unit award(1)	3/1/2018				33,851	169,255		1,871,960
OTIP award(2)	3/1/2018		1,248,000	3,744,000
PAU award(3)	3/1/2018	936,000	936,000	4,680,000
Performance-Based Deferred Stock Unit award(4)	3/1/2018				20,000	20,000		553,000
Time-Based Restricted Common Share award(5)	3/1/2018						8,363	231,237
Time-Based Deferred Stock Unit award(6)	3/1/2018						20,000	553,000
Steven E. English
Performance Unit award(1)	3/1/2018				7,475	37,375		413,368
OTIP award(2)	3/1/2018		387,545	1,162,635
PAU award(3)	3/1/2018	206,691	206,691	1,033,455
Performance-Based Restricted Common Share award(7)	3/1/2018				10,000	10,000		276,500
Time-Based Restricted Common Share award(5)	3/1/2018						13,337	368,768
Kim B. Garland
Performance Unit award(1)	3/1/2018				6,722	33,610		371,727
OTIP award(2)	3/1/2018		371,732	1,115,196
PAU award(3)	3/1/2018	185,866	185,866	929,330
Performance-Based Restricted Common Share award(7)	3/1/2018				10,000	10,000		276,500
Time-Based Restricted Common Share award(5)	3/1/2018						13,171	364,178
Gregory A. Tacchetti
Performance Unit award(1)	3/1/2018				5,289	26,445		292,482
OTIP award(2)	3/1/2018		292,500	877,500
PAU award(3)	3/1/2018	146,250	146,250	731,250
Performance-Based Restricted Common Share award(7)	3/1/2018				10,000	10,000		276,500
Time-Based Restricted Common Share award(5)	3/1/2018						12,376	342,196
Paul M. Stachura
Performance Unit award(1)	3/1/2018				5,171	25,855		285,956
OTIP award(2)	3/1/2018		286,000	858,000
PAU award(3)	3/1/2018	143,000	143,000	715,000
Performance-Based Restricted Common Share award(7)	3/1/2018				10,000	10,000		276,500
Time-Based Restricted Common Share award(5)	3/1/2018						12,335	341,063

(1)
In 2018, all of our NEOs received performance unit awards under our 2017 Long-Term Incentive Plan. The amounts shown reflect the target and maximum number of performance units each NEO is eligible to earn based on our net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period which began on January 1, 2018, and ends on December 31, 2020. The grant date fair value of these performance units was determined in accordance with ASC Topic 718. For a further discussion of the performance units awarded to the NEOs in 2018, see "Compensation Discussion and Analysis—2018 Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation—2018 Performance Unit Awards."

(2)
In 2018, all of our NEOs participated in the OTIP, our annual cash incentive bonus plan. For our NEOs, performance bonus awards under the OTIP are based upon the achievement of one or more performance measures of the Company (or one or more business segments or subgroups of the Company) over the performance period. The Compensation Committee selected combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group as the performance measures for the OTIP performance bonus awards for each of the NEOs in 2018. The amounts shown reflect the target and maximum bonus each NEO may earn based on the achievement of the performance goals. In 2018, the personal and commercial segments of the State Auto Group achieved a combined ratio of 98.8% and net written premium growth of 12.5%, which resulted in our NEOs earning the following OTIP performance bonus awards for 2018: Mr. LaRocco, $1,872,000; Mr. English, $581,318; Mr. Garland, $557,599; Mr. Tacchetti, $438,750; and Mr. Stachura, $429,000. For a further discussion of the 2018 OTIP performance bonus awards, see "Compensation Discussion and Analysis—2018 Executive Compensation Program Elements—Short-Term Incentive Compensation—OTIP Performance Bonus Awards."

(3)
In 2018, all of our NEOs received PAU awards under our 2017 Long-Term Incentive Plan. The amounts shown reflect the target and maximum amounts each NEO is eligible to earn based on net written premium growth (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") and combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the performance period which began on January 1, 2018, and ends on December 31, 2020. For a further discussion of the 2018 PAU awards, see "Compensation Discussion and Analysis—2018 Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation—2018 Performance Award Unit Awards."

(4)
In 2018, Mr. LaRocco received a retention award pursuant to his employment agreement in the form of performance-based deferred stock units under our 2017 Long-Term Incentive Plan. The amount shown reflects the target and maximum number of deferred stock units Mr. LaRocco is eligible to earn based on the combined ratio (as defined above in "2018 Executive Compensation Program Elements—Short-Term Incentive Compensation") of the personal and commercial segments of the State Auto Group during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018, through March 1, 2021. The grant date fair value of these performance-based deferred stock units was determined in accordance with ASC Topic 718. For a further discussion of the performance-based deferred stock units awarded to Mr. LaRocco in 2018, see "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Deferred Stock Unit Awards."

(5)
In 2018, all of our NEOs received a retention award in the form of time-based restricted common shares under our 2017 Long-Term Incentive Plan. 10,000 of the time-based restricted common shares awarded to each of Messrs. English, Garland, Tacchetti and Stachura in 2018 vest equally in one-quarter increments over a four-year period beginning on December 31, 2018. The remaining time-based restricted common shares awarded to our NEOs in 2018 vest equally in one-third increments over a three-year period beginning on December 31, 2018. The grant date fair value of these time-based restricted common shares was determined in accordance with ASC Topic 718. For a further discussion of the time-based restricted common shares awarded to our NEOs in 2018, see "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Restricted Common Share Awards."

(6)
In 2018, Mr. LaRocco received a retention award pursuant to his employment agreement in the form of time-based deferred stock units under our 2017 Long-Term Incentive Plan. The time-based deferred stock units vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date. The grant date fair value of these time-based restricted common shares was determined in accordance with ASC Topic 718. For a further discussion of the time-based deferred stock units awarded to Mr. LaRocco in 2018, see "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Deferred Stock Unit Awards."

(7)
In 2018, each of Messrs. English, Garland, Tacchetti and Stachura received a retention award in the form of performance-based restricted common shares under our 2017 Long-Term Incentive Plan. The amounts shown reflect the target and maximum number of restricted common shares each of these NEOs is eligible to earn. The performance-based restricted common shares will vest equally in one-quarter increments over a four-year period beginning on the first anniversary of the grant date based upon our achievement of the performance goals applicable to our annual cash incentive bonus program for the calendar year prior to the vesting date. The number of shares of restricted stock that will vest on each vesting date will be calculated by multiplying 2,500 by the percent of the target annual cash incentive bonus earned for the calendar year prior to the vesting date, provided that the maximum number of shares that may vest on each vesting date is 2,500. The grant date fair value of these performance-based restricted common shares was determined in accordance with ASC Topic 718. For a further discussion of the performance-based restricted common shares awarded to our NEOs in 2018, see "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Restricted Common Share Awards."

Outstanding Equity Awards at Fiscal 2018 Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael E. LaRocco	22,030	—	23.01	5/6/2025	33,037	1,124,579	81,907	2,788,114
	21,771	10,723	21.54	3/3/2026
Steven E. English	16,473	—	13.53	2/28/2022	12,059	410,488	24,712	841,196
	36,582	—	16.80	2/27/2023
	10,905	—	21.23	3/5/2024
	10,435	—	22.72	3/4/2025
	6,810	3,354	21.54	3/3/2026
Kim B. Garland	9,257	—	22.60	8/24/2025	11,859	403,680	23,168	788,639
	6,067	2,987	21.54	3/3/2026
Gregory A. Tacchetti	2,126	—	21.95	8/25/2025	11,471	390,473	20,119	684,851
	4,159	2,048	21.54	3/3/2026
Paul M. Stachura	20,230	—	24.27	9/15/2025	11,572	393,911	19,918	678,009
	4,414	2,174	21.54	3/3/2026

* The closing price of our common shares on December 31, 2018, was $34.04.

(1)
All options listed in this table are exercisable for a ten-year period from their respective date of grant. The options expiring on March 3, 2026, were granted on March 4, 2016, and will vest in equal annual installments over a three-year period. All of these options fully vested on March 4, 2019.

(2)
The amounts shown reflect the aggregate number of time-based restricted common shares awarded to the NEOs in 2016 and 2018 and the time-based deferred stock units awarded to Mr. LaRocco in 2018. The restricted common shares awarded in 2016 vest on the third anniversary of the date of grant. 10,000 of the time-based restricted common shares awarded to each of Messrs. English, Garland, Tacchetti and Stachura in 2018 vest equally in 25% increments over a four-year period beginning on December 31, 2018. The remaining time-based restricted common shares awarded to our NEOs in 2018 vest equally in one-third increments over a three-year period beginning on December 31, 2018. The time based deferred stock units vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date.

(3)
The amounts shown reflect (a) the target number of performance units awarded to the NEOs in 2017 and 2018 under the 2017 Long-Term Incentive Plan, (b) the target number of performance-based restricted common shares awarded to Messrs. English, Garland, Tacchetti and Stachura in 2018 under the 2017 Long-Term Incentive Plan and (c) the target number of performance-based deferred stock units awarded to Mr. LaRocco in 2018 under the 2017 Long-Term Incentive Plan. Assuming that we achieve the maximum performance goals applicable to such performance units, the amounts shown would increase to: 329,535 for Mr. LaRocco; 83,560 for Mr. English; 75,840 for Mr. Garland; 60,595 for Mr. Tacchetti; and 59,590 for Mr. Stachura. The actual number of performance units that will vest and be earned (if any) by each NEO will be based on our net written premium growth and combined ratio during the applicable performance period (which began on January 1, 2018, and ends on December 31, 2020, for the performance units awarded in 2018 and which began on January 1, 2017, and ends on December 31, 2019, for the performance units awarded in 2017).

(4)
The amounts shown reflect the aggregate market value as of December 31, 2018, of (a) the target number of performance units awarded to the NEOs in 2017 and 2018, (b) the target number of performance-based restricted common shares awarded to the NEOs in 2018 and (c) the target number of performance-based deferred stock units awarded to Mr. LaRocco in 2018, calculated by multiplying the target number of such performance units, performance-based restricted common shares and performance-based deferred stock units by $34.04 (the closing market price of our common shares on December 31, 2018, the last trading day of 2018). Assuming we achieve the maximum performance goals applicable to such performance units, the amounts shown would increase to: $11,217,371 for Mr. LaRocco; $2,844,382 for Mr. English; $2,581,594 for Mr. Garland; $2,062,654 for Mr. Tacchetti; and $2,028,444 for Mr. Stachura.

Option Exercises and Stock Vested in Fiscal 2018

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(2)
Michael E. LaRocco	—	—	10,689	344,810
Steven E. English	63,256	765,459	6,083	193,574
Kim B. Garland	—	—	7,963	260,486
Gregory A. Tacchetti	—	—	6,010	196,997
Paul M. Stachura	—	—	8,178	262,895

(1)	This dollar amount represents the aggregate difference between the exercise price of the options and the closing market price of our common shares on the exercise date.

(2)
This dollar amount represents the number of common shares underlying the unvested restricted common shares on the vesting date multiplied by the closing market price of our common shares on the vesting date.

Retirement Plans
Retirement Plan
We maintain a defined benefit pension plan, referred to as our "Retirement Plan." The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. Associates hired before January 1, 2010, (which does not include any NEOs currently employed by the Company other than Mr. English) are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.
Supplemental Executive Retirement Plan
Our Supplemental Executive Retirement Plan ("SERP"), which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Mr. English is the only current NEO who is eligible to participate in the SERP. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Compensation Committee previously approved participation in this SERP for all NEOs. Eligible executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

Pension Benefits in Fiscal 2018

	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Michael E. LaRocco(2)
Steven E. English	Retirement Plan	17(3)	$736,701	—
	SERP	17(3)	$544,306	—
Kim B, Garland(2)
Gregory A. Tacchetti(2)
Paul M. Stachura(2)

(1)
The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of 1.75% of a participant's "covered compensation" multiplied by the participant's years of service plus 0.65% of a participant’s covered compensation multiplied by the participant's years of service. The normal form of benefit is a single life annuity. However, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant's benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59 and by 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2018, Mr. English is the only NEO eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

(2)	Messrs. LaRocco, Garland, Tacchetti and Stachura are not eligible to participate in the Retirement Plan or SERP and are not a party to an individual supplemental executive retirement plan.

(3)
Includes Mr. English's one year of service with Meridian Insurance Group, Inc. ("MIGI"). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our associate, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $32,713 within the Retirement Plan and $20,136 within the SERP).

Deferred Compensation Plans
Defined Contribution Plan/401(k) Plan
Our defined contribution plan, which we refer to as the "RSP," is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. Participation in the RSP is available on the same terms to all of our associates, including our NEOs. Each participant may elect to contribute from 1% to 50% of his or her base salary to the RSP, subject to any Internal Revenue Service limitations. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement.
The Company may make a discretionary matching contribution of 100% of each participant's RSP contributions for the first 1% of base salary, plus 50% of each participant's RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $18,500 for 2018. This equates to a Company contribution in the RSP of $0.58 cents for each salary dollar contributed by an associate who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.
In 2010, all of our associates hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010, in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an associate elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.
Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan
Our Non-Qualified Deferred Compensation Plan, which we refer to as our "Shadow Plan," is a non-qualified, unfunded deferred compensation plan for eligible key associates. Eligible associates include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible associates who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the associate's salary. Each associate who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis contributions are matched under the RSP, provided no more than 6% of any associate's base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.
The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant's base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a "date-certain" distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2018

	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael E. LaRocco	3,558	71,462	(31,393)	—	334,162
Steven E. English	—	—	(8,857)	—	655,193
Kim B. Garland	191,319	36,190	55,637	—	612,606
Gregory A. Tacchetti	16,002	—	(1,443)	—	20,487
Paul M. Stachura	14,371	—	(1,520)	—	35,173

(1)	Contributions by the NEO or by us, as the case may be, were made pursuant to the Shadow Plan.

(2)	The dollar amounts shown in this column are included in the "Salary" column in the Summary Compensation Table for 2018.

(3)	The dollar amounts shown in this column are included in the "All Other Compensation" column in the Summary Compensation Table for 2018 and are discussed in the footnotes thereto.

(4)
The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO's account in 2018 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Agreements with Named Executive Officers
LaRocco Employment Agreement
The Company, State Auto Mutual and State Auto P&C entered into an employment agreement with Michael E. LaRocco, our President and Chief Executive Officer, on November 28, 2017, effective as of January 1, 2018. The employment agreement ends on December 31, 2021, unless terminated earlier due to Mr. LaRocco's disability, death, voluntary termination of employment, involuntary termination of employment by the Company for cause or without cause or termination by Mr. LaRocco for good reason.
Under his employment agreement, Mr. LaRocco receives an annual base salary and is entitled to participate in the OTIP, the 2017 Long-Term Incentive Plan, any Company employee stock purchase plan and the Retirement Savings Plan, and is eligible to participate in all other incentive compensation plans, stock purchase plans, retirement plans, equity-based compensation plans and fringe benefits generally made available to associates of the Company. The employment agreement further provides, unless Mr. LaRocco otherwise agrees: (i) his annual base salary shall not be less than $1,040,000; (ii) his target bonus under the OTIP shall not be less than 120% of his then current annual base salary; and (iii) his target bonus under the 2017 Long-Term Incentive Plan shall not be less than 180% of his then current annual base salary. The compensation paid to Mr. LaRocco in 2018 is set forth above in the "Summary Compensation Table for 2018."
In addition, Mr. LaRocco's employment agreement required the Company to grant a special equity award to Mr. LaRocco in 2018 in the form of 40,000 deferred stock units. More information regarding this special equity award is set forth above in "Compensation Discussion and Analysis—2018 Executive Compensation Plan Elements—Retention Equity Awards—2018 Deferred Stock Unit Awards."
Mr. LaRocco's employment agreement also imposes post-employment covenants that prohibit Mr. LaRocco from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our associates to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. LaRocco's separation of service with the Company, provided, the non-competition obligations will only continue for a period of one year if Mr. LaRocco terminates his employment with the Company for good reason.
Mr. LaRocco's employment agreement provides him with the following severance and separation benefits under the following termination events:
Termination for Cause
If Mr. LaRocco is involuntarily terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would be entitled under the OTIP and 2017 Long-Term Incentive Plan. Mr. LaRocco's employment agreement defines cause as:

•
the willful and continued failure of the executive to perform the executive's duties (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive's duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on the Company;

•	the breach of any of the confidentiality, non-competition or non-solicitation covenants imposed by the employment agreement; or

•	the willful failure by the executive to comply with any code of conduct or code of ethics applicable to the executive.
For purposes of the definition of cause, no act or failure to act, on the part of the executive, will be considered "willful" unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief the executive's action or omission was in the best interests of the Company.

Termination Without Cause or for Good Reason
If Mr. LaRocco is terminated without cause (other than in the event of his death, disability or retirement) or Mr. LaRocco terminates his employment for good reason, he would be entitled to receive:

•	the continuation of the payment of his then-current base salary for 24 months;

•
a one-year bonus payment equal to the average of the aggregate bonuses Mr. LaRocco earned under the OTIP and 2017 Long-Term Incentive Plan or Prior LTIP for each of the two years immediately preceding the year in which the termination occurred; and

•
an amount equal to the then current monthly per associate cost of providing State Auto's health insurance benefit multiplied by 24, payable as a single lump sum payment as soon as practicable after separation from service.

In addition, if Mr. LaRocco is terminated without cause or Mr. LaRocco terminates his employment for good reason, any stock options granted to Mr. LaRocco shall vest on the termination date.
Mr. LaRocco's employment agreement defines good reason as:

•	a material diminution in base salary for any reason, other than in connection with either exigent circumstances or the termination of his employment;

•	a material diminution in his authority, duties or responsibilities;

•	a material change in the geographic location in which he must perform services under the employment agreement; and

•	any other action or inaction that constitutes a material breach of the employment agreement.
Death
In the event Mr. LaRocco dies while employed by State Auto, his beneficiaries will receive his then-current base salary through the date of his death plus a pro rata share of the compensation he earned under the OTIP, the 2017 Long-Term Incentive Plan and the Prior LTIP as of the date of death.
Disability
If Mr. LaRocco becomes unable to substantially perform his duties hereunder because of illness or other incapacity constituting a disability as defined in Section 409A of the Code, the Company may terminate Mr. LaRocco's employment. In the event of such a termination, Mr. LaRocco would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. In addition, Mr. LaRocco shall continue to receive such health insurance benefits as he and his spouse receive on the date of the disability and such group life insurance as Mr. LaRocco has in place on his life as of the date of the disability.
Voluntary Termination
If Mr. LaRocco voluntarily terminates his employment, including retirement initiated solely by Mr. LaRocco, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the OTIP, the 2017 Long-Term Incentive Plan or the Prior LTIP as then in effect, provided he is employed by State Auto on the date such compensation is paid under the OTIP, the 2017 Long-Term Incentive Plan or the Prior LTIP.
Mr. LaRocco may be required to repay all or any part of such severance and separation benefits if:

•	Mr. LaRocco violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. LaRocco;

•
(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) Mr. LaRocco engaged in conduct detrimental to State Auto, which caused or substantially contributed to the need for the financial statement restatement by State Auto; and (iii) the amount of his severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	Mr. LaRocco engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or any fraudulent conduct.

LaRocco Executive Change in Control Agreement
The Company, State Auto Mutual and State Auto P&C entered into an executive change in control agreement, which we refer to as an "executive agreement," with Mr. LaRocco on November 28, 2017, contemporaneously with our entry into his employment agreement, effective as of January 1, 2018. The term of Mr. LaRocco's executive agreement expires in 2020, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. LaRocco's executive agreement will terminate if his employment terminates prior to a Change of Control.
Mr. LaRocco is entitled to receive certain severance benefits under his executive agreement if Mr. LaRocco incurs a separation of service (as defined by Section 409A of the Code) during the term of his executive agreement:

•	by us at any time within 24 months after a Change of Control;

•	by Mr. LaRocco for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•
by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. LaRocco's termination.

In the event of such a separation of service, Mr. LaRocco will receive the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) under his executive agreement:

•	a lump sum cash payment equal to 2.99 times Mr. LaRocco's then current annual base salary;

•
a lump sum cash payment equal to (i) 2.99 times the average of the annual aggregate bonuses Mr. LaRocco earned under the OTIP for the three years immediately preceding the year in which the Change of Control occurs plus (ii) a prorated annual incentive payment for the year in which the Change of Control occurs based on the target award level established for such year;

•	an amount equal to the then current monthly per associate cost of providing the Company's health insurance benefit multiplied by 36;

•	outplacement benefits up to $35,000 plus travel expense of up to $5,000; and

•	stock options or other equity-based awards held by Mr. LaRocco become exercisable in accordance with the applicable terms of the equity compensation plans and award agreements.
Mr. LaRocco may be required to repay all or any part of such severance benefits if:

•	Mr. LaRocco violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. LaRocco;

•
(i) the Company calculated the benefits paid to Mr. LaRocco based upon certain financial results that the Company subsequently restates; (ii) Mr. LaRocco engaged in conduct that caused or substantially contributed to the restatement; and (iii) the benefits paid to him would have been reduced if they had been calculated based on the restated financial results; or

•	Mr. LaRocco engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or any fraudulent conduct.
In the event Mr. LaRocco's severance payments and benefits are subject to any excise tax but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) ensuring the Company will not have to pay an excess severance payment and Mr. LaRocco will not be subject to an excise tax.

Mr. LaRocco's executive agreement also provides for a period of five years after a Change of Control, he would receive at no charge coverage under a standard directors' and officers' liability insurance policy. Furthermore, the Company, State Auto Mutual and State Auto P&C will indemnify and hold harmless Mr. LaRocco to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. LaRocco in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having served as our director or officer.

English, Garland, Tacchetti and Stachura Executive Change in Control Agreements

The Company, State Auto Mutual and State Auto P&C entered into a change of control agreement, which we refer to as "executive agreements," with Messrs. English, Garland, Tacchetti and Stachura effective as of October 26, 2017.

The terms of the executive agreements end on November 30, 2020; provided, if a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the 36-month anniversary of the date of the Change of Control. The executive agreement will terminate if the executive's employment terminates prior to a Change of Control.

Each of the executive agreements defines a "Change of Control" to include the following:

•
the acquisition by any person of beneficial ownership of 30% or more of the Company's outstanding voting securities (which percentage will increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change in Control definition in the 2017 Long-Term Incentive Plan);

•	a majority of the Board is comprised of other than continuing directors;

•	any event or transaction that the Company would be required to report under Item 6(e) of Schedule 14A;

•	a merger involving the Company where the Company's shareholders immediately prior to the merger own 50% or less of the combined voting power of the surviving entity immediately after the merger;

•
a sale or other disposition of all or substantially all of the assets of the Company, including a sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis;

•	a reorganization or other corporate event involving the Company which would have the same effect as any of the above-described events; and

•
State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

The executive is entitled to receive certain severance benefits under the executive agreement if during the term of his executive agreement the executive's employment is terminated:

•	by us at any time within 24 months after a Change of Control (for any reason other than for cause or the death or disability of the executive);

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•
by us (for any reason other than for cause or the death or disability of the executive) at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive's termination.

In the event of such termination, the executive is entitled to receive the following severance benefits (in addition to accrued compensation and bonuses) under the executive agreement:

•	a lump sum cash payment equal to two times the executive's annual base salary;

•
a lump sum cash payment equal to (i) two times the average of the annual aggregate bonus earned by the executive under the OTIP during the three fiscal years immediately preceding the year in which the Change of Control occurs plus (ii) a prorated annual incentive payment for the year in which the Change of Control occurs based on the target award level established for such year;

•
outplacement benefits up to a maximum amount equal to 15% of the executive's annual base salary plus up to $5,000 to reimburse the executive for travel expenses incurred in connection with seeking new employment;

•	stock options and other equity awards held by the executive become exercisable in accordance with the terms of the applicable plan and award agreement; and

•	an amount equal to the then current monthly per associate cost of providing the Company's health insurance benefit multiplied by 24.
These executive agreements also provide that in the event the executive's severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so the executive would not be subject to an excise tax.
These executive agreements also prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or any portion of the severance benefits if:

•	the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive;

•
(i) the Company calculated the benefits paid to the executive based upon certain financial results that the Company subsequently restates, (ii) the executive engaged in conduct that caused or substantially contributed to the restatement and (iii) the benefits paid to the executive would have been reduced if they had been calculated based on the restated financial results; or

•	the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.
These executive agreements also provide that for a period of five years after a Change of Control, the executive will receive at no charge coverage under a standard directors' and officers' liability insurance policy. Furthermore, the Company, State Auto Mutual and State Auto P&C will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or associate.

Potential Payments Upon Termination or Change of Control
The following table summarizes the potential payments to NEOs upon a termination of employment and/or a change of control of the Company (assuming the triggering event occurred on December 31, 2018):

	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change of Control
Michael E. LaRocco	Salary	$2,080,000	(3)	$—		$—		$—	(4)	$3,109,600	(5)
	Cash Bonus(6)	$3,659,170	(7)	$—	(8)	$2,865,000	(8)	$2,865,000	(8)	$1,564,518	(9)
	Stock Options	$134,038	(10)	$—	(10)	$134,038	(10)	$134,038	(10)	$134,038	(10)
	Restricted Stock			$—		$538,649	(11)	$538,649	(11)	$538,649	(11)
	Performance Units(22)	$1,020,780		$—		$2,107,314		$2,107,314		$1,020,780
	Deferred Stock Units (23)			$—		$1,361,600		$1,361,600		$1,361,600
	Health Benefits	$28,800	(21)	$—		$—		$26,204	(13)	$43,200	(14)
	Outplacement Assistance			$—		$—		$—		$40,000	(15)
	TOTAL:	$6,922,788		$—		$7,006,601		$7,032,805		$7,812,385
Steven E. English	Salary	$—		$—		$—		$—	(4)	$1,033,454	(17)
	Cash Bonus(18)	$1,030,502	(8)		(8)	$836,729	(8)	$836,729	(8)	$521,999	(19)
	Stock Options	$41,925		$41,925	(10)	$41,925	(10)	$41,925	(10)	$41,925	(10)
	Restricted Stock	$618,541		$618,541	(11)	$873,841	(11)	$873,841	(11)	$873,841	(11)
	Performance Units(22)	$500,796		$500,796		$500,796		$500,796		$500,796
	Health Benefits	$—		$—		$—		$26,204	(13)	$28,800	(21)
	Outplacement Assistance	$—		$—		$—		$—		$82,509	(20)
	Retirement Benefits	$1,281,007	(16)	$1,281,007	(16)	$1,281,007	(16)	$1,281,007	(16)	$1,281,007	(16)
	TOTAL:	$3,472,771		$2,442,269		$3,534,298		$3,560,502		$4,364,331
Kim B. Garland	Salary	$—		$—		$—		$—	(4)	$991,286	(17)
	Cash Bonus(18)	$852,788	(8)	$—		$772,073	(8)	$772,073	(8)	$591,372	(19)
	Stock Options	$—		$—		$37,338	(10)	$37,338	(10)	$37,338	(10)
	Restricted Stock	$—		$—		$859,510	(11)	$859,510	(11)	$859,510	(11)
	Performance Units(22)	$223,121		$—		$449,941		$449,941		$223,121
	Health Benefits	$—		$—		$—		$36,294	(13)	$40,464	(12)
	Outplacement Assistance	$—		$—		$—		$—		$79,346	(20)
	TOTAL:	$1,075,909		$—		$2,118,862		$2,155,156		$2,822,437
Gregory A. Tacchetti	Salary	$—		$—		$—		$—	(4)	$960,000	(17)
	Cash Bonus(18)	$727,178	(8)	$—		$580,838	(8)	$580,838	(8)	$313,966	(19)
	Stock Options	$—		$—		$25,600	(10)	$25,600	(10)	$25,600	(10)
	Restricted Stock	$—		$—		$810,220	(11)	$810,220	(11)	$810,220	(11)
	Performance Units(22)	$169,622		$—		$344,451		$344,451		$169,622
	Health Benefits	$—		$—		$—		$37,319	(13)	$40,464	(12)
	Outplacement Assistance	$—		$—		$—		$—		$77,000	(20)
	TOTAL:	$896,800		$—		$1,761,109		$1,798,428		$2,396,872
Paul M. Stachura	Salary	$—		$—		$—		$—	(4)	$880,000	(17)
	Cash Bonus(18)	$724,189	(8)	$—		$581,190	(8)	$581,190	(8)	$305,714	(19)
	Stock Options	$—		$—		$27,175	(10)	$27,175	(10)	$27,175	(10)
	Restricted Stock	$—		$—		$811,786	(11)	$811,786	(11)	$811,786	(11)
	Performance Units(22)	$166,399		$—		$337,609		$337,609		$166,399
	Health Benefits	$—		$—		$—		$37,319	(13)	$40,464	(12)
	Outplacement Assistance	$—		$—		$—		$—		$71,000	(20)
	TOTAL:	$890,588		$—		$1,757,760		$1,795,079		$2,302,538

(1)
The potential post-employment payments and benefits shown in this table are payable to Messrs. LaRocco, English, Garland, Tacchetti and Stachura pursuant to their respective employment and/or executive agreements with us and the applicable terms of the OTIP, Prior LTIP, 2017 Long-Term Incentive Plan, 2009 Equity Plan and associated award agreements. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our associates subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one lump sum amount. For narrative disclosure of the material terms of our agreements with Messrs. LaRocco, English, Garland, Tacchetti, and Stachura see above "Agreements with Named Executive Officers" and the narrative disclosure immediately preceding this table.

(2)
Mr. LaRocco's employment agreement entitles him to terminate his employment for good reason (as defined in his employment agreement) independent of a change in control, in which case he would be entitled to the same payments and benefits shown in the termination without cause column. There are no provisions under the applicable agreements permitting the other NEOs to terminate their employment for good reason prior to a change of control of our Company or State Auto Mutual.

(3)	This dollar amount represents the continuation of the payment of Mr. LaRocco's base salary for 24 months.

(4)
If terminated for disability, the NEO would be entitled to receive 60% of his or her base salary as of December 31, 2018, until retirement at age 65 or the disability terminates, payable in accordance with the Company’s standard payroll practices. The Company cannot develop a reasonable estimate of the aggregate amount that would be payable to the NEO for this benefit.

(5)	This dollar amount represents 2.99 times Mr. LaRocco's annual base salary on December 31, 2018.

(6)
Mr. LaRocco would not be entitled to any cash award under the OTIP, Prior LTIP or 2017 Long-Term Incentive Plan in the event his employment is terminated for cause or in the event he voluntarily terminates his employment without good reason. In the event Mr. LaRocco is terminated by reason of his death or disability, he would be entitled to a cash award under the OTIP, Prior LTIP and 2017 Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator would be the number of days of employment in the performance period through the date of termination, and the denominator would be the number of days in the performance period.

(7)
Mr. LaRocco's employment agreement provides, if he is terminated without cause (other than in the event of his death, disability or retirement) or if he terminates his employment for good reason, he would be entitled to receive a payment equal to the average of the aggregate bonuses he earned under the OTIP and the 2017 Long-Term Incentive Plan or Prior LTIP, as applicable, for each of the two years immediately preceding the year in which the termination occurred. Mr. LaRocco would also be entitled a prorated cash award under the 2017 Long-Term Incentive Plan and Prior LTIP for each performance period in effect as of the date of termination based upon the length of time he was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future cash payments under the Prior LTIP or the 2017 Long-Term Incentive Plan because it does not have final performance data for any performance period under the Prior LTIP or the 2017 Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the cash amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause, each of the performance measures applicable to each performance period in effect under the Prior LTIP or the 2017 Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. In addition, Mr. LaRocco would be entitled to the actual amount he earned under the OTIP for 2018.

(8)	This dollar amount represents the amount of cash compensation to which the NEO is entitled pursuant to the OTIP, 2017 Long-Term Incentive Plan and Prior LTIP as of December 31, 2018.

(9)
This dollar amount represents 2.99 times the sum of the average of the annual aggregate bonuses Mr. LaRocco earned for the three years immediately preceding the year in which the Change of Control occurs ($316,518) plus the target OTIP award established for Mr. LaRocco for 2018 ($1,248,000).

(10)
This dollar amount represents the aggregate difference between the closing market price for our common shares on December 31, 2018, ($34.04) and the exercise price of the unvested stock options held by the NEO on December 31, 2018, the vesting of which will accelerate upon the termination event. However, if the NEO's employment is terminated due to illegal conduct engaged in by the NEO, all options held by the NEO will be forfeited.

(11)
In the event of a change of control (as defined in the 2017 Long-Term Incentive Plan), all of the unvested restricted common shares held by the NEO would vest and be earned assuming that the successor entity to the Company in the change of control does not assume the restricted common share awards. The NEO would forfeit all unvested restricted common shares in the event the NEO's employment is terminated for cause or the NEO voluntarily terminates his employment (unless the NEO is retirement eligible). In the event of the termination of the NEO's employment by reason of his death or disability, the unvested restricted common shares held by the NEO would vest and be earned. This dollar amount represents the number of common shares underlying the unvested restricted common shares held by the NEO on December 31, 2018, that would vest and be earned upon the termination event, multiplied by the closing market price of our common shares on December 31, 2018 ($34.04).

(12)	This dollar amount represents the monthly per associate cost of providing State Auto's health insurance benefit as of December 31, 2018, ($1,686) multiplied by 24.

(13)	This dollar amount represents our estimate of the present value of the health benefits the NEO would be entitled to if the NEO was terminated on December 31, 2018, by reason of his or her disability.

(14)	This dollar amount represents the monthly per associate cost of providing State Auto's health insurance benefit as of December 31, 2018, ($1,200) multiplied by 36.

(15)
This dollar amount represents the maximum amount for which the Company will reimburse the NEO for expenses he incurs in connection with seeking new employment (up to $35,000) for outplacement services and up to $5,000 for travel expenses incurred in connection with seeking new employment).

(16)
This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2018.

(17)	This dollar amount represents two times the NEO's annual base salary as of December 31, 2018.

(18)
In the event a non-chief executive officer NEO is terminated without cause, the NEO would be entitled to a prorated cash award under the OTIP, Prior LTIP and 2017 Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future cash payments under the Prior LTIP or the 2017 Long-Term Incentive Plan because it does not have final performance data for any performance period under the Prior LTIP or the 2017 Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the cash amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause, each of the performance measures applicable to each performance period in effect under the Prior LTIP or the 2017 Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any cash award under the Prior LTIP or the 2017 Long-Term Incentive Plan in the event his employment is terminated for cause or the NEO voluntarily terminates his employment (unless the NEO is retirement eligible). In the event of termination of the NEO's employment by reason of his death or disability, the NEO would be entitled to a cash award under the OTIP, Prior LTIP and 2017 Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(19)
This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under the LBP and OTIP for 2015, 2016 and 2017 plus the target OTIP award established for the executive for 2018.

(20)
This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2018, plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(21)	This dollar amount represents the monthly per associate cost of providing State Auto's health insurance benefit as of December 31, 2018, ($1,200) multiplied by 24.

(22)
In the event of a change in control (as defined in the 2017 Long-Term Incentive Plan) or if an NEO is terminated without cause, a prorated portion of the performance units held by the NEO would vest and be earned based on our actual performance as of the end of the performance period applicable to the performance units. The prorated amount will be based on the number of days the NEO remained employed during the performance period. The Company cannot develop a reasonable estimate of the number of performance units that would vest and be earned in the event of a change in control or if the NEO is terminated without cause because it does not have final performance data for any performance period under the 2017 Long-Term Incentive Plan. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the value of the performance units that would vest upon a hypothetical termination, each of the performance measures applicable to each performance period in effect under the 2017 Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. The NEO would forfeit all performance units held by the NEO in the event his employment is terminated for cause or the NEO voluntarily terminates his employment (unless the NEO is retirement eligible). In the event of termination of the NEO's employment by reason of his death or disability, the target number of performance units held by the NEO would vest and be earned. The dollar amount represents the number of common shares underlying the unvested performance units held by the NEO on December 31, 2018, that would vest and be earned upon the termination event, multiplied by the closing market price of our common shares on December 31, 2018 ($34.04).

(23)
In the event of a change of control (as defined in the 2017 Long-Term Incentive Plan), all of the deferred stock units held by Mr. LaRocco would vest and be earned assuming that the successor entity to the Company in the change of control does not assume the deferred stock unit awards. Mr. LaRocco would forfeit all deferred stock units in the event his employment is terminated for cause or he voluntarily terminates his employment (unless he is retirement eligible). In the event of the termination of Mr. LaRocco's employment by reason of his death or disability, the deferred stock units held by Mr. LaRocco would vest and be earned. This dollar amount represents the number of common shares underlying the unvested deferred stock units held by Mr. LaRocco on December 31, 2018, that would vest and be earned upon the termination event, multiplied by the closing market price of our common shares on December 31, 2018 ($34.04).

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Beneficial Ownership Information for Directors and Named Executive Officers
The following table sets forth information with respect to common shares beneficially owned by directors, director nominees and our NEOs (those persons listed in the Summary Compensation Table within the Compensation Discussion and Analysis section of this Proxy Statement) as of March 15, 2019:

	Common Shares Beneficially Owned (1)	Stock Options (2)	Restricted Share Units (3)	Total Beneficial Ownership of Common Shares and RSUs	Percent of Class
Robert E. Baker	2,800	—	37,806	40,606	*
Michael J. Fiorile	—	—	12,914	12,914	*
Kym M. Hubbard	—	—	8,312	8,312	*
Michael E. LaRocco	70,780 (4)(5)	54,524	—	125,304	*
Eileen A. Mallesch	3,800	—	30,816	34,616	*
David R. Meuse	65,000	—	39,687	104,687	*
Setareh Pouraghabagher	—	—	5,893	5,893	*
S. Elaine Roberts	1,000	—	41,585	42,585	*
Steven E. English	36,823 (5)(6)	84,559	—	121,382	*
Kim B. Garland	87,815 (5)(6)	18,311	—	106,126	*
Gregory A. Tacchetti	16,847 (5)(6)	8,333	—	25,180	*
Paul M. Stachura	20,627 (5)(6)	26,818	—	47,445	*

Directors and Officers as a Group (18 people)	352,419 (4)(5)(6)	264,871	177,013	794,303	1.83%

* Less than one (1%) percent.

(1)
Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Includes restricted stock that vests on a time (and not performance) basis, and associated restricted stock dividend reinvestment, as appropriate, for Named Executive Officers, as further described below.

(2)
With respect to stock options, this table includes only stock options for common shares which are currently exercisable or exercisable within 60 days of March 15, 2019, and "in the money" based on a price of $33.91, which represents the average closing price for the Company’s common shares during the 30-day period ending on March 15, 2019.

(3)
Represents RSUs granted under the Directors' RSU Plan. Includes dividend equivalents reinvested in our common shares of: Mr. Baker—4,125; Mr. Fiorile—424; Mrs. Hubbard—168; Mrs. Mallesch—2,548; Mr. Meuse—4,606; Mrs. Pouraghabagher—85; Ms. Roberts—5,106.

(4)
Includes a time-based deferred stock unit award of 20,000 units which vest over a three year period, with 1/3 vesting each year on the last day of February, beginning in 2019 and ending in 2021, unless Mr. LaRocco's employment is terminated or he violates any provision of the deferred stock unit agreement applicable to these units. However, if Mr. LaRocco's employment is terminated in connection with a change of control of the Company, these units will not be forfeited, and will automatically vest on the date of Mr. LaRocco's termination of employment. These units are also subject to restrictions on transfer until they vest according to the three year vesting schedule. The Compensation Committee also made a deferred stock unit award of 20,000 units to Mr. LaRocco, which vest based on performance criteria over a three year period. These units are not included in this total because of the nature of performance-based deferred stock units.

(5)
Includes a time-based restricted stock award made to the Named Executive Officers and other officers on March 1, 2018. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. LaRocco—8,363 common shares; Mr. English—3,337 common shares; Mr. Garland—3,171 common shares; Mr. Tacchetti—2,376 common shares; Mr. Stachura—2,335 common shares; and Section 16 Officers as a group—27,049 common shares. These shares vest over a three period, with 1/3 vesting each year on December 31. The common shares, or some portion thereof, are subject to a risk of forfeiture if, prior to December 31, 2020, the award recipient's employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited, and will automatically vest, if, prior to December 31, 2020, the award recipient's employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until they vest according to the three year vesting schedule.

(6)
Includes a time-based restricted stock award made to the Named Executive Officers on March 1, 2018. On that date, the Compensation Committee made the following time-based restricted stock awards to the Named Executive Officers: Mr. English—10,000 common shares; Mr. Garland—10,000 common shares; Mr. Tacchetti—10,000 common shares; and Mr. Stachura—10,000 common shares. These shares vest over a four year period, with 1/4 vesting each year end beginning on December 31, 2018, and ending on December 31, 2021, unless individually, any of the above named executive officer's employment is terminated or they violate any provision of the restricted stock agreement applicable to these shares. However, if any of the above named executive officer's employment is terminated in connection with a change of control of the Company, the individual named executive officer’s shares will not be forfeited, and will automatically vest on the date of the award recipient's termination of employment. These shares are also subject to restrictions on transfer until they vest according to the four year vesting schedule. The Compensation Committee also made the following performance-based restricted stock awards, a portion of which vest based on annual performance criteria each year, to the Named Executive Officers: Mr. English—10,000 common shares; Mr. Garland—10,000 common shares; Mr. Tacchetti—10,000 common shares; and Mr. Stachura— 10,000 common shares, and are not included in this figure because of the nature of performance-based restricted stock.

Principal Holders of Voting Securities
The following table sets forth certain information, as of March 15, 2019, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Automobile Mutual Insurance Company(2) 518 East Broad Street, Columbus, Ohio 43215	25,954,039	59.9%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street, Baltimore, Maryland 21202	3,079,045	8.7%
Dimensional Fund Advisors LP(4) Building One, 6300 Bee Cave Road, Austin, Texas 78746	2,597,876	6.02%

(2) State Auto Mutual exercises sole voting and investment power with respect to such common shares.
(3) Based solely on a Schedule 13G filed with the SEC on February 14, 2019.
(4) Based solely on a Schedule 13G filed with the SEC on February 8, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the common shares, referred to as our reporting persons, to file statements of beneficial ownership of our common shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe all applicable Section 16(a) filing requirements were complied with during 2018 by our reporting persons, with the following exception: The Company filed a Form 4 eight days late on behalf of Steven English, Senior Vice President/Chief Financial Officer of the Company. The Form 4 related to 3,299 stock options granted to him on March 4, 2010, that he exercised on July 2, 2018. The reporting oversight was discovered on July 13, 2018, and a Form 4 was filed on that date.

EQUITY COMPENSATION PLAN INFORMATION AND BURN RATE

Equity Compensation Plan Information
The following table provides information regarding our common shares that may be issued under the 2017 Long-Term Incentive Plan, the Employee Stock Purchase Plan, the 2009 Equity Plan and the Directors' RSU Plan as December 31, 2018:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (3)
Equity Compensation Plans Approved by Security Holders	1,437,484	$20.08	2,063,194

(1)
Includes 1,038,767 common shares issuable upon exercise of stock options granted under the 2009 Equity Plan, 286,400 common shares issuable upon vesting of performance units granted under the 2017 Long-Term Incentive Plan, 40,000 common shares issuable upon vesting of deferred stock units granted under the 2017 Long-Term Incentive Plan, and 72,317 common shares issuable upon vesting of RSUs granted under the Directors' RSU Plan.

(2)
The weighted-average exercise price relates to the stock options granted under the 2009 Equity Plan. The weighted-average exercise price does not take into account the performance units or deferred stock units granted under the 2017 Long-Term Incentive Plan or the RSUs granted under the Directors' RSU Plan because the performance units, deferred stock units and RSUs are full value awards and have no exercise price.

(3)
Includes 1,974,348 common shares available for issuance under the 2017 Long-Term Incentive Plan and 88,846 common shares available for issuance under our Employee Stock Purchase Plan. As of December 31, 2018, there were 32,940 common shares subject to purchase under the Employee Stock Purchase Plan, 127,049 common shares subject to unvested restricted stock awards granted under the 2017 Long-Term Incentive Plan, and 29,897 common shares subject to unvested restricted stock awards granted under the 2009 Equity Plan. Does not include the number of common shares remaining available for future issuance under the Directors' RSU Plan because the Directors' RSU Plan imposes an annual limit on the number of RSUs that may be granted to each director (10,000 RSUs, each of which represents one common share) and does not impose an aggregate limit on the number of common shares that may be awarded under the Directors' RSU Plan upon the vesting of the RSUs. As a result, the number of common shares remaining available for future issuance under the Directors' RSU Plan cannot be determined at this time.

Burn Rate
As of December 31, 2018, our three-year average annual "burn rate" or percentage of weighted average shares outstanding granted under the 2009 Equity Plan, the 2017 Long Term Incentive Compensation Plan and the Directors' RSU Plan in the prior three years was 0.60%.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions
We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company's legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.
We also have a standing Independent Committee that principally serves to review related person transactions between or among the Company and our subsidiaries and State Auto Mutual and its subsidiaries and affiliates. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual
Management and Cost Sharing Agreements 2,3,4
Through various management and cost sharing agreements, State Auto P&C generally provides the associates to perform most organizational, operational and management functions for insurers in the State Auto Group while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.
We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the "2015 Management Agreement." The 2015 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2015 Management Agreement. Under the 2015 Management Agreement, most executive, managerial, technical, professional, supervisory and clerical functions for the companies named below were performed by an associate of State Auto P&C.
We have a Management and Operations Agreement that we call the "2000 Midwest Management Agreement" among State Auto P&C, State Auto Mutual and SAWI. During 2018, SAWI paid management fees in the amount of $0.11 million to State Auto P&C under the 2000 Midwest Management Agreement.
We have a Management and Operations Agreement that we call the "Rockhill Management Agreement" among State Auto P&C, State Auto Mutual and the Rockhill Companies (except RED). The Rockhill Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the Rockhill Management Agreement.
2, The State Auto Group refers to State Auto Property Casualty Insurance Company ("State Auto P&C"), Milbank Insurance Company ("Milbank"), State Auto Insurance Company of Ohio ("SAOH"), State Auto Mutual, State Auto Insurance Company of Wisconsin ("SAWI"), Meridian Security Insurance Company ("Meridian"), Patrons Mutual Insurance Company of Connecticut ("Patrons"), Rockhill Insurance Company ("RIC"), Plaza Insurance Company ("Plaza"), American Compensation Insurance Company ("ACIC") and Bloomington Compensation Insurance Company ("BCIC").
3, During 2018, our subsidiaries were State Auto P&C, Milbank, SAOH, Stateco Financial Services, Inc. (“Stateco”) and 518 Property Management and Leasing LLC ("518 PML").
4 During 2018, the following State Auto Mutual subsidiaries and affiliates were parties to the 2015 Management Agreement: Meridian, Patrons, State Auto Holdings, Inc., Facilitators, Inc., State Auto Labs Corp. and Network E&S Insurance Brokers, LLC. During 2018, additional subsidiaries of State Auto Mutual included SAWI and the "Rockhill Companies" which consist of Rockhill Holding Company, RIC, Plaza, ACIC, BCIC (RIC, Plaza, ACIC and BCIC are collectively referred to as the "Rockhill Insurers"), RTW, Inc. ("RTW"), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC ("RED").

The 2015 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual's and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.
The 2015 Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least one-year advance written notice of non-renewal to the other parties, with the exception that Patrons may terminate its participation on 90 days' notice. The 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of non-renewal. Any party to either of these agreements could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2015 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days' advance written notice.
Other Agreements
Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the "Pooling Arrangement") which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. During 2018, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—34.5%; State Auto P&C—51.0%; Milbank—14.0%; SAWI—0.0%; SAOH—0.0%; Meridian—0.0%; Patrons—0.5%; RIC—0.0%; Plaza—0.0%; ACIC—0.0%; and BCIC—0.0%.
Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, SAWI, SAOH, Meridian, Patrons, RIC, Plaza, ACIC and BCIC the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. For 2018, the percentage was 0.2% for bonds and 0.5% for equities, with a 0.1% bonus available, other than under the State Auto Mutual and SAOH agreements, if the stock portfolio return exceeds the S&P 500 Index for the same period. During 2018, the following companies incurred the following fees to Stateco: State Auto Mutual— $1.7 million; State Auto P&C—$4.8 million; Milbank—$1.2 million; SAWI—$24,225; SAOH—$34,260; Meridian—$0.14 million; Patrons—$70,346; RIC—$0.13 million; Plaza—$65,075; ACIC—$73,769; and BCIC—$26,295. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.
In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2018, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.
518 PML leases office buildings it owns in West Des Moines, Iowa, and near Nashville, Tennessee, to State Auto Mutual for its Des Moines Center Office and Nashville Center, respectively. State Auto Mutual paid 518 PML $0.22 million in rent for the Iowa location and $0.41 million in rent for the Nashville office in 2018. We believe these rents reflect market rates.

OTHER MATTERS

Other Proposals at the Annual Meeting of Shareholders
Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

Future Shareholder Proposals
In order to bring business, including a proposal, before the 2020 annual meeting of shareholders, expected to be held in May 2020, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s Code of Regulations. To be considered timely, a shareholder's notice must be given to the Company's Corporate Secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company, 518 East Broad Street, Columbus, Ohio 43215, not less than 60 days nor more than 90 days prior to the meeting. However, in the event notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder's notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.
A shareholder's notice to the Company's Corporate Secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting; (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder; (iv) the name in which such shares are registered on the books of the Company; (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice; and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.
In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder's notice to the Company's Corporate Secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and, if known, residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company which are beneficially owned by such person; (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (vii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.
Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company's proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

Future Electronic Access to Proxy Materials and the Annual Report
Registered shareholders can further reduce the costs incurred by the Company by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials, as appropriate, electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges you would typically pay for access to the Internet.

Annual Report on Form 10-K and Additional Information About State Auto Financial Corporation
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215, or by contacting Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.) or via our website at www.stateauto.com.
You may read without charge and copy at prescribed rates all or any portion of the Proxy Statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available on the Internet website maintained by the SEC at www.sec.gov.
If you would like to receive further information about State Auto Financial Corporation, please visit our website at www.stateauto.com. The "Investors" section of our website contains management presentations, financial information, stock quotes and links to our filings with the SEC.
In this Proxy Statement, we state that information and documents are available on our website. These references are merely intended to suggest where our shareholders may obtain additional information. The materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this Proxy Statement.

By Order of the Board of Directors

MELISSA A. CENTERS
Secretary

APPENDIX A

[Proposed material change is underlined for reference purposes]

STATE AUTO FINANCIAL CORPORATION
1991 EMPLOYEE STOCK PURCHASE
AND
DIVIDEND REINVESTMENT PLAN

Section I - Purpose

This 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the "Plan") of State Auto Financial Corporation, an Ohio corporation (the "Company"), is established for the benefit of the Eligible Employees of the Company and its parent and subsidiary corporations. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Section II - Agent

Fidelity Stock Plan Services, LLC, is hereby appointed to act as agent of the Company and of the participants under this Plan (the "Agent").

Section III - Eligible Employees

(a)All employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, are eligible to participate in the Plan ("Eligible Employees"). Notwithstanding the foregoing, an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation, shall be deemed to be an Eligible Employee, in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation, and therefore, an Eligible Employee as of the commencement date of an applicable Subscription Period (as defined in Section IV below). Such designation as an Eligible Employee shall be solely for the purpose of the individual’s eligibility to enroll in the Plan during an applicable Enrollment Period prior to the applicable Subscription Period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a Subscription Period, the individual shall not be an Eligible Employee or become a Participant (as defined in Section IV below) in the Plan.

(b)A person who is otherwise an Eligible Employee shall not be permitted to purchase stock under the Plan to the extent (i) it would cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) which possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or any subsidiary, or (ii) it would cause such person to have rights to purchase shares under the Plan and under all other stock purchase plans of the Company, its parent and its subsidiaries which accrue at a rate which exceeds $25,000 of fair market value of such shares for each calendar year in which such right is outstanding. For this purpose, a right to purchase stock accrues when it first becomes exercisable during the calendar year. The number of shares of stock under one right may not be carried over to any other right.

Section IV - Enrollment and Subscription Periods

In order to participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment will take place during the "Enrollment Periods" which shall be from the first through fourteenth day of May and of November of each year commencing with November 1991. Notwithstanding the foregoing, effective June 1, 2008, the Enrollment Periods shall be from the first through fourteenth day of June and December, with the first such revised Enrollment Period to be held on the first through the fourteenth day of December, 2008. In addition, an initial Enrollment Period shall take place commencing with the date of adoption of this Plan through the effective date of the original registration of stock under this Plan with the Securities and Exchange Commission. Any person who is an Eligible Employee and who desires to subscribe for the purchase of stock must file with the Company an authorization for payroll deduction and subscription agreement during an Enrollment Period. Such authorization shall be effective for the immediately following subscription period. There shall be two subscription periods (each a "Subscription Period") each and every 12 months during the term of this Plan, one period commencing on the first of June and ending on the following November 30, and a second period commencing on the first day of December and ending on the following May 31. Notwithstanding the foregoing, effective June 1, 2008, one Subscription Period shall commence on the first of January and end on the following June 30, and one Subscription Period shall commence on the first of July and end on the following December 31, with such revised Subscription Periods to begin as of January 1, 2009. Further, the period of December 1 through December 31, 2008, shall not be part of any Subscription Period. In addition, an initial stub Subscription Period shall commence upon the first day following completion of the initial Enrollment Period and shall end on the following May 31 or November 30, whichever is earlier. The offering of stock under this Plan shall occur only during a Subscription Period and shall be made only to Eligible Employees who are participants as of the first day of such Subscription Period. Once enrolled, the Company will inform the Trustee of such fact and an Eligible Employee will be a “Participant” under the Plan and shall continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.

Section V - Term of Plan

This Plan shall be in effect from May 16, 1991, until such time as it is terminated by order of the Board of Directors of the Company. This Plan shall be submitted to the shareholders of the Company for approval as soon as practical but in any event not later than 12 months after the date of adoption by the Board of Directors.

Section VI - Number of Shares to be offered

The total number of shares to be available under Section IX of the Plan is 3,950,000 common shares, without par value, of the Company ("Stock") which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares. When this amount of stock is subscribed the Plan may be terminated in accordance with Section XVII of the Plan.

Section VII - Subscription Price

The "Subscription Price" for each share of Stock shall be the lesser of (a) 85% of the fair market value of such share on the last trading day before the first day of each Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is granted), or (b) 85% of the fair market value of such share on the last trading day before the last day of such Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is exercised). The fair market value of a share shall be (i) the last reported sale price on the NASDAQ National Market System on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or (ii) the last reported sale price on any stock exchange on which the Stock is listed on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or, if neither (i) nor (ii) is applicable, (iii) the mean between the highest and lowest bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on the day in question or on the most recent previous business day.

Section VIII - Amount of Contribution and Method of Payment

Except as otherwise provided herein, the Subscription Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be one percent of the Participant’s Base Pay and the maximum shall be six percent of Base Pay. The percentage of Base Pay to be deducted shall be specified by the Participant in his or her authorization for payroll deduction delivered to the Company. “Base Pay” means the regular compensation which a Participant is entitled to receive on a pay day. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the committee administering the Plan pursuant to Section XVIII. Payroll deductions will commence with the first paycheck issued during the Subscription Period and will continue with each paycheck throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Subscription Periods will be credited in its entirety to the Subscription Period in which it is paid. Payroll deductions shall be retained by the Participant’s employer until applied to the purchase of shares as described in Section IX or until returned to the employee upon withdrawal from the Plan or upon revocation of authorization for payroll deduction as described in Section XIII, and until any such event shall have occurred shall represent non-interest bearing indebtedness of the Participant’s employer to the Participant.

Section IX - Purchase of Shares

The Agent shall maintain a "Plan Account" in the name of each Participant. At the close of each pay period, the amount deducted and retained by the Participant's employer from the Participant's Base Pay will, for bookkeeping purposes, be credited by the Agent to the Participant's Plan Account. As of the last day of each Subscription Period, unless a Participant has given written notice to the Company of his or her withdrawal or revocation of authorization for payroll deduction pursuant to Section XIII, the Participant's right to purchase stock will be exercised automatically for him or her and the amount then in the Participant's Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant's Plan Account will be credited by the Agent with the number of shares of stock which results. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated by the Agent among the Participants in proportion to their Plan Account balances. Participants shall not receive any interest on amounts held in Plan Accounts under this Plan.

In the event that the number of shares which would be credited to any Participant's Plan Account in any Subscription Period exceeds the limit specified in Section III(b), the Participant's account will be credited with the maximum number of shares permissible, and the remaining amounts will be refunded in cash.

As soon as practical following each purchase of stock under this Plan, the Agent shall report to each Participant the number of shares purchased on his or her behalf, and the total shares held on behalf of the Participant in his or her Plan Account. The Agent shall hold in its name or in the name of its nominee all shares purchased. No certificate will be issued to a Participant for shares in his or her plan account unless he or she so requests in writing or unless participation in the Plan is terminated. A Participant may request that a certificate for all or part of the full shares credited to his or her Plan Account be sent to him or her after the shares have been purchased. All such requests must be in writing to the Agent. No certificate for a fractional share will be issued; the fair value of fractional shares, as determined pursuant to Section VII, on the date of withdrawal of all shares credited to the Participant’s Plan Account shall be paid in cash to a Participant. There will be a $2.00 charge payable to the Company for each withdrawal of shares from the Plan.

Section X - Dividends and Other Distributions

Each Participant shall make an election to: (i) have any dividends received on shares held in the Participant's account automatically reinvested in the Participant's account; or (ii) receive such dividend amount in a quarterly cash distribution, payable to the Participant. Upon the Participant's election, cash dividends and other cash distributions received by the Agent, or the Plan's third party administrator ("TPA"), as applicable, on shares held in its custody hereunder will be credited pro rata to the accounts of the Participants in accordance with their elections and interests in the shares with respect to which the dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent or TPA to the purchase in the market place at prevailing market prices of the number of shares of the Company's common stock which can be purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares. All purchases of shares pursuant to this section will be made in the name of the Agent or TPA or its nominee, shall be held as provided in Section IX and shall be credited pro rata (to the nearest one one-thousandth of a share) to the accounts of the Participants to which the dividend or other distribution was credited. Dividends paid in shares of the Company's common stock which are received by the Agent or TPA with respect to shares held in its custody hereunder will be allocated to the Participants (to the nearest one one-thousandth of a share) in accordance with their elections and interests in the shares with respect to which the dividends are paid. Property, other than shares of the Company's common stock or cash, received by the Agent or TPA as a distribution on shares held in its custody hereunder, shall be sold by the Agent or TPA for the accounts of the Participants, and the Agent or TPA shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent or TPA on shares held in its custody hereunder. It is understood that the election to reinvest dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Agent or TPA shall report to each Participant the amount of dividends credited to his or her account, if any.

Section XI - Voting of Shares

Shares held for a Participant in his or her Plan Account will be voted in accordance with the Participant's express written direction. In the absence of any such direction, such shares will not be voted.

Section XII - Sale of Shares

Subject to the provisions of Section XIX, a Participant may at any time and without withdrawing from the Plan, by giving written notice to the Agent, direct the Agent to sell all or part of the shares held on behalf of such Participant. Upon receipt of such a notice on which the Participant’s signature is guaranteed by a national bank or trust company, the Agent shall, as soon as practical after receipt of such notice, sell such shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges and transfer taxes) to the Participant.

Notwithstanding the foregoing, effective for Subscription Periods beginning on or after January 1, 2010, and subject to the provisions of Section XIX, an active employee Participant may at any time and without withdrawing from the Plan, by giving written notice to the Agent, direct the Agent to sell all or part of the shares held on behalf of such Participant subject to the requirement that such shares be held in the Participant’s Plan Account for a period of at least one year from the date of purchase or 18 months from the last trading day preceding the Subscription Period (the "Grant Date").

Section XIII - Withdrawal from the Plan

A Participant may at any time, by giving written notice to the Company, withdraw from the Plan or, without withdrawing from the Plan, by giving written notice to the Company, revoke his or her authorization for payroll deduction for the Subscription Period in which the revocation is made and withdraw the amount credited to the Participant's Plan Account which has not previously been used to purchase shares of stock. At the time of withdrawal or revocation, the amount credited to the Participant's Plan Account which has not previously been used to purchase shares of stock will be refunded in cash. If a Participant withdraws from the Plan prior to the end of a Subscription Period, or if a Participant revokes his or her authorization for payroll deduction during a Subscription Period, the Participant must pay the Company an administrative service charge equal to the greater of $35 or 10% of the amount of cash withdrawn. Upon a withdrawal from the Plan, a Participant, in his or her notice of withdrawal, may elect to receive either common stock or cash for the full number of shares of common stock in his or her account. If he or she elects cash, the Agent shall sell such shares and send the net proceeds (less any bank service fees, brokerage charges and transfer taxes) to the Participant, provided the Participant's signature on the election has been guaranteed by a national bank or trust company. If no election is made in the notice of withdrawal, a certificate shall be issued for all full shares of common stock held in the Participant’s account. In every case of withdrawal from the Plan, fractional shares allocated to the Participant's Plan Account will be paid in cash at the market value of the Company's common stock on the date the withdrawal becomes effective, as determined pursuant to Section VII.

Notwithstanding the foregoing, effective January 1, 2010, and subject to the provisions of Section XIX, an active employee Participant may at any time withdraw from the Plan by giving written notice to the Agent. Such notice shall indicate the Participant's election to receive either common stock or cash for the full number of shares of common stock in the Participant's Plan Account, subject to the requirement that such shares be held in the Participant's Plan Account for a period of at least one year from the date of purchase or 18 months from the Grant Date.

Section XIV - Separation from Employment

Separation from employment for any reason including death, disability, termination or retirement shall be treated as an automatic withdrawal as set forth in Section XIII. A service fee is not charged for separation from employment withdrawal.

Section XV - Assignment

No Participant may assign or otherwise transfer his or her rights to purchase stock under this Plan to any other person and any attempted assignment or transfer shall be void. The right to purchase stock under this Plan may be exercisable for a Participant only by that Participant.

Section XVI - Adjustment of and Changes in the Stock

In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

Section XVII - Amendment or Discontinuance of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate this Plan at any time without notice provided that no Participant's existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the voting power of the shares of stock of the Company, no such amendment shall materially increase the benefits accruing to Participants under the Plan, increase in any respect the number of shares which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan or change the designation of corporations whose employees are eligible to participate in the Plan, other than another parent or subsidiary of the Company.

Section XVIII - Administration

This Plan shall be administered by a committee to be appointed by the Company's president consisting of at least two employees of the Company or of its parent or subsidiaries. The committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The committee’s responsibilities shall include, but shall not be limited to, providing prompt notice to the Agent of the enrollment of Eligible Employees, of the amounts to be credited to Participants' Plan Accounts, and of Participants’ written notice of withdrawal or revocation of authorization for payroll deduction. The committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of the Plan by the Board of Directors or a committee thereof shall be final and conclusive.

The Committee may include in any process or procedure for administering the Plan, the use of alternative media, including, but not limited to, telephonic, facsimile, computer or other such electronic means as available. Use of such alternative media shall be deemed to satisfy any Plan provision requiring a "written" document or an instrument to be signed "in writing" to the extent permissible under the Code and applicable regulations.

Section XIX - Securities Law Restrictions

Notwithstanding any provision of this Plan to the contrary:

(a)No payroll deductions shall take place and no shares of stock may be purchased under this Plan until a registration statement registering the stock covered by this Plan under the Securities Act of 1933, as amended (the "Act"), has become effective. Prior to the effectiveness of such registration statement, stock under this Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

(b)No payroll deduction shall take place and no shares of stock may be purchased under this Plan with respect to Eligible Employees resident in any state unless the shares under this Plan are exempt from registration under the securities laws of such state, or the purchase is an exempt transaction under the securities laws of such state or are registered by description, qualification, coordination or otherwise under the securities laws of such state.

(c)	The following restrictions or provisions shall apply to Participants who are officers (as defined in §240.16a-1 of the Code of Federal Regulations ("CFR")) or directors of the Company:

(i)Any certificates evidencing ownership of stock purchased for such Participants under the Plan may be legended to disclose the restrictions set forth in this section.

Section XX - Employee's Rights

Nothing in this Plan shall be construed to be a contract of employment for any definite or specific duration or to prevent the Company, its parent or any subsidiary from terminating any employee's employment. No employee shall have any rights as a shareholder until the right to purchase shares has been exercised as of the last trading day of a Subscription Period.

Section XXI - Agent Powers and Duties

(a)Acceptance. The Agent accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.

(b)Receipt of Shares and Dividends. The Agent shall be accountable to the Participants for shares of the Company held in the Participant's Plan Accounts and for dividends received with respect thereto.

(c)Records and Statements. The records of the Agent pertaining to the Plan shall be open to the inspection of the Company at all reasonable times and may be audited from time to time by any person or persons as the Company may specify in writing. The Agent shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary.

(d)Fees and Expenses. The Agent shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Agent.

(e)Resignation. The Agent may resign at any time as Agent of the Plan by giving sixty (60) days written notice in advance to the Company.

(f)Removal. The Company, by giving sixty (60) days written notice in advance to the Agent, may remove the Agent. In the event of the resignation or removal of the Agent, the Company shall appoint a successor Agent if it intends to continue the Plan.

(g)Interim Duties and Successor Agent. Each successor Agent shall succeed to the title of the Agent vested in its predecessor by accepting in writing its appointment as successor Agent and filing the acceptance with the former Agent and the Company without the signing or filing of any further statement. The resigning or removed Agent, upon receipt of acceptance in writing of the agency by the successor Agent, shall execute all documents and do all acts necessary to vest the title in any successor Agent. Each successor Agent shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Agent shall be personally liable for any act or failure to act of any predecessor Agent. With the approval of the Company, a successor Agent, with respect to the Plan, may accept the account rendered and the property delivered to it by a predecessor Agent without incurring any liability or responsibility for so doing.

(h)Limitation of Liability to Participants. The Agent shall not be liable hereunder for any act or failure to act, including without limitation, any claim of liability (i) arising out of a failure to terminate a Participant's Plan Account upon such Participant's death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency, and (ii) with respect to the prices at which shares are purchased or sold for a Participant's Plan Account or the timing of such purchases or sales.

Section XXII - Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio.